Credit Agreement

Dated as of June 27, 2006

among

CTS Corporation,

the Guarantors from time to time parties hereto,

the Lenders from time to time parties hereto,

Harris N.A.,

as L/C Issuer

and

Harris N.A.
as Administrative Agent

BMO Capital Markets,

as Sole Book Runner and Co-Lead Arranger,

and

National City Bank of Indiana,

as Co-Lead Arranger

Credit Agreement

This Credit Agreement is entered into as of June 27, 2006, by and among CTS Corporation, an Indiana corporation (the “Borrower”), the direct and indirect Subsidiaries of the Borrower from time to time party to this Agreement, as Guarantors, the several financial institutions from time to time party to this Agreement, as Lenders, Harris N.A., as L/C Issuer, and Harris N.A., as Administrative Agent as provided herein. All capitalized terms used herein without definition shall have the same meanings herein as such terms are defined in Section 5.1 hereof.

Preliminary Statement

The Borrower has requested, and the Lenders have agreed to extend, certain credit facilities on the terms and conditions of this Agreement.

Now, Therefore, in consideration of the mutual agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

Section 1.	The Credit Facilities.

    Section 1.1.    Revolving Credit Commitments. Subject to the terms and conditions hereof, each Lender, by its acceptance hereof, severally agrees to make a loan or loans (individually a “Revolving Loan” and collectively the “Revolving Loans”) in U.S. Dollars to the Borrower from time to time on a revolving basis up to the amount of such Lender’s Revolving Credit Commitment, subject to any reductions thereof pursuant to the terms hereof, before the Revolving Credit Termination Date. The sum of the aggregate principal amount of Revolving Loans, Swing Loans, and L/C Obligations at any time outstanding shall not exceed the Revolving Credit Commitments in effect at such time. Each Borrowing of Revolving Loans shall be made ratably by the Lenders in proportion to their respective Revolver Percentages. As provided in Section 1.5(a) hereof, the Borrower may elect that each Borrowing of Revolving Loans be either Base Rate Loans or Eurodollar Loans. Revolving Loans may be repaid and the principal amount thereof reborrowed before the Revolving Credit Termination Date, subject to the terms and conditions hereof.

    Section 1.2.    Letters of Credit. (a) General Terms. Subject to the terms and conditions hereof, as part of the Revolving Credit, the L/C Issuer shall issue standby and commercial letters of credit (each a “Letter of Credit”) for the Borrower’s account and/or for the account of the Borrower and/or one or more of its Subsidiaries in an aggregate undrawn face amount up to the L/C Sublimit. Notwithstanding anything herein to the contrary, those certain letters of credit issued for the account of the Borrower by Harris N.A. and listed on Schedule 1.2 hereof (the “Existing Letters of Credit”) shall each constitute a “Letter of Credit” herein for all purposes of this Agreement with the Borrower as the applicant therefor, to the same extent, and with the same force and effect as if the Existing Letters of Credit had been issued under this Agreement at the request of the Borrower. Each Letter of Credit shall be issued by the L/C Issuer, but each Lender shall be obligated to reimburse the L/C Issuer for such Lender’s Revolver Percentage of the amount of each drawing thereunder and, accordingly, each Letter of Credit shall constitute usage of the Revolving Credit Commitment of each Lender pro rata in an amount equal to its Revolver Percentage of the L/C Obligations then outstanding.

    (b)    Applications. At any time before the Revolving Credit Termination Date, the L/C Issuer shall, at the request of the Borrower, issue one or more Letters of Credit in U.S. Dollars, in a form reasonably satisfactory to the L/C Issuer, with expiration dates no later than the earlier of 12 months from the date of issuance (or which are cancelable not later than 12 months from the date of issuance and each renewal) and 30 days prior to the Revolving Credit Termination Date, in an aggregate face amount as set forth above, upon the receipt of an application duly executed by the Borrower and, if such Letter of Credit is for the account of one of its Subsidiaries, such Subsidiary, in the form then customarily prescribed by the L/C Issuer for the Letter of Credit requested (each an “Application”). Notwithstanding anything contained in any Application to the contrary: (i) the Borrower shall pay fees in connection with each Letter of Credit as set forth in Section 2.1 (b) hereof, (ii) except as otherwise provided in Section 1.8 hereof, before the occurrence of an Event of Default, the L/C Issuer will not call for the funding by the Borrower of any amount under a Letter of Credit before being presented with a drawing thereunder, and (iii) if the L/C Issuer is not timely reimbursed for the amount of any drawing under a Letter of Credit on the date such drawing is paid, the Borrower’s obligation to reimburse the L/C Issuer for the amount of such drawing shall bear interest (which the Borrower hereby promises to pay) from and after the date such drawing is paid until the Business Day following the date such drawing is paid at a rate per annum equal to the Applicable Margin plus the Base Rate from time to time in effect (computed on the basis of a year of 365 or 366 days, as the case may be, and the actual number of days elapsed) and thereafter at a rate per annum equal to the sum of 2.0% plus the Applicable Margin plus the Base Rate from time to time in effect (computed on the basis of a year of 365 or 366 days, as the case may be, and the actual number of days elapsed). If the L/C Issuer issues any Letter of Credit with an expiration date that is automatically extended unless the L/C Issuer gives notice that the expiration date will not so extend beyond its then scheduled expiration date, unless the Required Lenders instruct the L/C Issuer otherwise, the L/C Issuer will give such notice of non-renewal before the time necessary to prevent such automatic extension if before such required notice date: (i) the expiration date of such Letter of Credit if so extended would be after the Revolving Credit Termination Date, (ii) the Revolving Credit Commitments have been termi-nated, or (iii) a Default or an Event of Default exists and the Administrative Agent, at the request or with the consent of the Required Lenders, has given the L/C Issuer instructions not to so permit the extension of the expiration date of such Letter of Credit. The L/C Issuer agrees to issue amendments to the Letter(s) of Credit increasing the amount, or extending the expiration date, thereof at the request of the Borrower subject to the conditions of Section 7 hereof and the other terms of this Section 1.2.

    (c)    The Reimbursement Obligations. Subject to Section 1.2(b) hereof, the obligation of the Borrower to reimburse the L/C Issuer for all drawings under a Letter of Credit (a “Reimbursement Obligation”) shall be governed by the Application related to such Letter of Credit, except that reimbursement shall be made by no later than 12:00 Noon (Chicago time) on the date when each drawing is to be paid in immediately available funds at the Administrative Agent’s principal office in Chicago, Illinois or such other office as the Administrative Agent may designate in writing to the Borrower (who shall thereafter cause to be distributed to the L/C Issuer such amount(s) in like funds). If the Borrower does not make any such reimbursement payment on the date due and the Participating Lenders fund their participations therein in the manner set forth in Section 1.2(d) below, then all payments thereafter received by the Administrative Agent in discharge of any of the relevant Reimbursement Obligations shall be distributed in accordance with Section 1.2(d) below.

    (d)    The Participating Interests. Each Lender (other than the Lender acting as L/C Issuer in issuing the relevant Letter of Credit), by its acceptance hereof, severally agrees to purchase from the L/C Issuer, and the L/C Issuer hereby agrees to sell to each such Lender (a “Participating Lender”), an undivided percentage participating interest (a “Participating Interest”), to the extent of its Revolver Percentage, in each Letter of Credit issued by, and each Reimbursement Obligation owed to, the L/C Issuer. Upon any failure by the Borrower to pay any Reimburse-ment Obligation at the time required on the date the related drawing is to be paid, as set forth in Section 1.2(c) above, or if the L/C Issuer is required at any time to return to the Borrower or to a trustee, receiver, liquidator, custodian or other Person any portion of any payment of any Reimbursement Obligation, each Participating Lender shall, not later than the Business Day it receives a certificate in the form of Exhibit A hereto from the L/C Issuer (with a copy to the Administrative Agent) to such effect, if such certificate is received before 1:00 p.m. (Chicago time), or not later than 1:00 p.m. (Chicago time) the following Business Day, if such certificate is received after such time, pay to the Administrative Agent for the account of the L/C Issuer an amount equal to such Participating Lender’s Revolver Percentage of such unpaid or recap-tured Reimbursement Obligation together with interest on such amount accrued from the date the related payment was made by the L/C Issuer to the date of such payment by such Participating Lender at a rate per annum equal to: (i) from the date the related payment was made by the L/C Issuer to the date two (2) Business Days after payment by such Participating Lender is due hereunder, the Federal Funds Rate for each such day and (ii) from the date two (2) Business Days after the date such payment is due from such Participating Lender to the date such payment is made by such Participating Lender, the Base Rate in effect for each such day. Each such Participating Lender shall thereafter be entitled to receive its Revolver Percentage of each payment received in respect of the relevant Reimbursement Obligation and of interest paid thereon, with the L/C Issuer retaining its Revolver Percentage thereof as a Lender hereunder.

The several obligations of the Participating Lenders to the L/C Issuer under this Section 1.2 shall be absolute, irrevocable and unconditional under any and all circumstances whatsoever and shall not be subject to any set-off, counterclaim or defense to payment which any Participating Lender may have or have had against the Borrower, the L/C Issuer, the Administrative Agent, any Lender or any other Person whatsoever except in the case of the gross negligence or willful misconduct of the L/C Issuer. Without limiting the generality of the foregoing, such obligations shall not be affected by any Default or Event of Default or by any reduction or termination of any Revolving Credit Commitment of any Lender, and each payment by a Participating Lender under this Section 1.2 shall be made without any offset, abatement, withholding or reduction whatsoever.

    (e)        Indemnification. The Participating Lenders shall, to the extent of their respective Revolver Percentages, indemnify the L/C Issuer (to the extent not reimbursed by the Borrower) against any cost, expense (including reasonable counsel fees and disbursements), claim, demand, action, loss or liability (except such as result from the L/C Issuer’s gross negligence or willful misconduct) that the L/C Issuer may suffer or incur in connection with any Letter of Credit issued by it. The obligations of the Participating Lenders under this Section 1.2(e) and all other parts of this Section 1.2 shall survive termination of this Agreement and of all Applications, Letters of Credit, and all drafts and other documents presented in connection with drawings thereunder.

    (f)    Manner of Requesting a Letter of Credit. The Borrower shall provide at least five (5) Business Days’ advance written notice to the Administrative Agent of each request for the issuance of a Letter of Credit, such notice in each case to be accompanied by an Application for such Letter of Credit properly completed and executed by the Borrower and, in the case of an extension or an increase in the amount of a Letter of Credit, a written request therefor, in a form reasonably acceptable to the Administrative Agent and the L/C Issuer. The Administrative Agent shall promptly notify the L/C Issuer of the Administrative Agent’s receipt of each such notice and the L/C Issuer shall promptly notify the Administrative Agent and the Lenders of the issuance of the Letter of Credit so requested.

    Section 1.3.    Applicable Interest Rates. (a) Base Rate Loans. Subject to the provisions of Section 1.9, each Base Rate Loan made or maintained by a Lender shall bear interest during each Interest Period it is outstanding (computed on the basis of a year of 365 or 366 days, as the case may be, and the actual number of days elapsed) on the unpaid principal amount thereof from the date such Loan is advanced, continued or created by conversion from a Eurodollar Loan until such Loan is repaid at a rate per annum equal to the sum of the Applicable Margin plus the Base Rate from time to time in effect, payable on the last day of such Interest Period and at maturity (whether by acceleration or otherwise).

“Base Rate” means for any day the greater of: (i) the rate of interest announced or otherwise established by the Administrative Agent from time to time as its prime commercial rate as in effect on such day, with any change in the Base Rate resulting from a change in said prime commercial rate to be effective as of the date of the relevant change in said prime commercial rate (it being acknowledged and agreed that such rate may not be the Administrative Agent’s best or lowest rate) and (ii) the sum of (x) the rate determined by the Administrative Agent to be the average (rounded upward, if necessary, to the next higher 1/100 of 1%) of the rates per annum quoted to the Administrative Agent at approximately 10:00 a.m. (Chicago time) (or as soon thereafter as is practicable) on such day (or, if such day is not a Business Day, on the immediately preceding Business Day) by two or more Federal funds brokers selected by the Administrative Agent for sale to the Administrative Agent at face value of Federal funds in the secondary market in an amount equal or comparable to the principal amount owed to the Administrative Agent for which such rate is being determined, plus (y) 1/2 of 1%.

    (b)    Eurodollar Loans. Each Eurodollar Loan made or maintained by a Lender shall bear interest during each Interest Period it is outstanding (computed on the basis of a year of 360 days and the actual number of days elapsed) on the unpaid principal amount thereof from the date such Loan is advanced, continued or created by conversion from a Base Rate Loan until maturity (whether by acceleration or otherwise) at a rate per annum equal to the sum of the Applicable Margin plus the Adjusted LIBOR applicable for such Interest Period, payable on the last day of the Interest Period and at maturity (whether by acceleration or otherwise), and, if the applicable Interest Period is longer than three months, on each day occurring every three months after the commencement of such Interest Period.

“Adjusted LIBOR” means, for any Borrowing of Eurodollar Loans, a rate per annum determined in accordance with the following formula:

Adjusted LIBOR =                               LIBOR
1 - Eurodollar Reserve Percentage

“Eurodollar Reserve Percentage” means, for any Borrowing of Eurodollar Loans, the daily average for the applicable Interest Period of the maximum rate, expressed as a decimal, at which reserves (including, without limitation, any supplemental, marginal, and emergency reserves) are imposed during such Interest Period by the Board of Governors of the Federal Reserve System (or any successor) on “eurocurrency liabilities”, as defined in such Board’s Regulation D (or in respect of any other category of liabilities that includes deposits by reference to which the interest rate on Eurodollar Loans is determined or any category of extensions of credit or other assets that include loans by non-United States offices of any Lender to United States residents), subject to any amendments of such reserve requirement by such Board or its successor, taking into account any transitional adjustments thereto. For purposes of this definition, the Eurodollar Loans shall be deemed to be “eurocurrency liabilities” as defined in Regulation D without benefit or credit for any prorations, exemptions or offsets under Regulation D.

“LIBOR” means, for an Interest Period for a Borrowing of Eurodollar Loans, (a) the LIBOR Index Rate for such Interest Period, if such rate is available, and (b) if the LIBOR Index Rate cannot be determined, the arithmetic average of the rates of interest per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) at which deposits in U.S. Dollars in immediately available funds are offered to the Administrative Agent at 11:00 a.m. (London, England time) two (2) Business Days before the beginning of such Interest Period by three (3) or more major banks in the interbank eurodollar market selected by the Administrative Agent for delivery on the first day of and for a period equal to such Interest Period and in an amount equal or comparable to the principal amount of the Eurodollar Loan scheduled to be made by the Administrative Agent as part of such Borrowing.

“LIBOR Index Rate” means, for any Interest Period, the rate per annum (rounded upwards, if necessary, to the next higher one hundred-thousandth of a percentage point) for deposits in U.S. Dollars for a period equal to such Interest Period, which appears on the Telerate Page 3750 as of 11:00 a.m. (London, England time) on the day two (2) Business Days before the commencement of such Interest Period.

“Telerate Page 3750” means the display designated as “Page 3750” on the Dow Jones Markets Service (formerly known as the Telerate Service) (or such other page as may replace Page 3750 on that service or such other service as may be nominated by the British Bankers’ Association as the information vendor for the purpose of displaying British Bankers’ Association Interest Settlement Rates for U.S. Dollar deposits).

    (c)    Rate Determinations. The Administrative Agent shall determine each interest rate applicable to the Loans and the Reimbursement Obligations hereunder, and its determination thereof shall be conclusive and binding except in the case of manifest error.

    Section 1.4.    Minimum Borrowing Amounts; Maximum Eurodollar Loans. Each Borrowing of Base Rate Loans advanced under a Credit shall be in an amount not less than $1,000,000 or such greater amount which is an integral multiple of $100,000. Each Borrowing of Eurodollar Loans advanced, continued or converted shall be in an amount equal to $2,000,000 or such greater amount which is an integral multiple of $100,000. Without the Administrative Agent’s consent, there shall not be more than ten (10) Borrowings of Eurodollar Loans outstanding under the Revolving Credit at any one time; provided that not more than two (2) of such Borrowings shall have an Interest Period of one week.

    Section 1.5.    Manner of Borrowing Loans and Designating Applicable Interest Rates. (a) Notice to the Administrative Agent. The Borrower shall give notice to the Administrative Agent by no later than 12:00 noon (Chicago time): (i) at least three (3) Business Days before the date on which the Borrower requests the Lenders to advance a Borrowing of Eurodollar Loans and (ii) on the date the Borrower requests the Lenders to advance a Borrowing of Base Rate Loans. The Loans included in each Borrowing shall bear interest initially at the type of rate specified in such notice of a new Borrowing. Thereafter, the Borrower may from time to time elect to change or continue the type of interest rate borne by each Borrowing or, subject to the minimum amount requirement for each outstanding Borrowing contained in Section 1.4, a portion thereof, as follows: (i) if such Borrowing is of Eurodollar Loans, on the last day of the Interest Period applicable thereto, the Borrower may continue part or all of such Borrowing as Eurodollar Loans or convert part or all of such Borrowing into Base Rate Loans or (ii) if such Borrowing is of Base Rate Loans, on any Business Day, the Borrower may convert all or part of such Borrowing into Eurodollar Loans for an Interest Period or Interest Periods specified by the Borrower. The Borrower shall give all such notices requesting the advance, continuation or conversion of a Borrowing to the Administrative Agent by telephone or telecopy (which notice shall be irrevocable once given and, if by telephone, shall be promptly confirmed in writing), substantially in the form attached hereto as Exhibit B (Notice of Borrowing) or Exhibit C (Notice of Continuation/Conversion), as applicable, or in such other form acceptable to the Administrative Agent. Notice of the continuation of a Borrowing of Eurodollar Loans for an additional Interest Period or of the conversion of part or all of a Borrowing of Base Rate Loans into Eurodollar Loans must be given by no later than 12:00 noon (Chicago time) at least three (3) Business Days before the date of the requested continuation or conversion. All such notices concerning the advance, continuation or conversion of a Borrowing shall specify the date of the requested advance, continuation or conversion of a Borrowing (which shall be a Business Day), the amount of the requested Borrowing to be advanced, continued or converted, the type of Loans to comprise such new, continued or converted Borrowing and, if such Borrowing is to be comprised of Eurodollar Loans, the Interest Period applicable thereto. The Borrower agrees that the Administrative Agent may rely on any such telephonic or telecopy notice given by any person the Administrative Agent in good faith believes is an Authorized Representative without the necessity of independent investigation and, in the event any such notice by telephone conflicts with any written confirmation, such telephonic notice shall govern if the Administrative Agent has acted in reliance thereon.

    (b)    Notice to the Lenders. The Administrative Agent shall give prompt telephonic or telecopy notice to each Lender of any notice from the Borrower received pursuant to Section 1.5(a) above and, if such notice requests the Lenders to make Eurodollar Loans, the Administrative Agent shall give notice to the Borrower and each Lender by like means of the interest rate applicable thereto promptly after the Administrative Agent has made such determination.

    (c)    Borrower’s Failure to Notify; Automatic Continuations and Conversions. Any outstanding Borrowing of Base Rate Loans shall automatically be continued for an additional Interest Period on the last day of its then current Interest Period unless the Borrower has notified the Administrative Agent within the period required by Section 1.5(a) that the Borrower intends to convert such Borrowing, subject to Section 7.1 hereof, into a Borrowing of Eurodollar Loans or such Borrowing is prepaid in accordance with Section 1.8(a). If the Borrower fails to give notice pursuant to Section 1.5(a) above of the continuation or conversion of any outstanding principal amount of a Borrowing of Eurodollar Loans before the last day of its then current Interest Period within the period required by Section 1.5(a) or, whether or not such notice has been given, one or more of the conditions set forth in Section 7.1 for the continuation or conversion of a Borrowing of Eurodollar Loans would not be satisfied, and such Borrowing is not prepaid in accordance with Section 1.8(a), such Borrowing shall automatically be converted into a Borrowing of Base Rate Loans.

    (d)    Disbursement of Loans. Not later than 1:00 p.m. (Chicago time) on the date of any requested advance of a new Borrowing, subject to Section 7 hereof, each Lender shall make available its Loan comprising part of such Borrowing in funds immediately available at the principal office of the Administrative Agent in Chicago, Illinois. The Administrative Agent shall make the proceeds of each new Borrowing available to the Borrower at the Administrative Agent’s principal office in Chicago, Illinois.

    (e)    Administrative Agent Reliance on Lender Funding. Unless the Administrative Agent shall have been notified by a Lender prior to (or, in the case of a Borrowing of Base Rate Loans, by 1:00 p.m. (Chicago time) on) the date on which such Lender is scheduled to make payment to the Administrative Agent of the proceeds of a Loan (which notice shall be effective upon receipt) that such Lender does not intend to make such payment, the Administrative Agent may assume that such Lender has made such payment when due and the Administrative Agent may in reliance upon such assumption (but shall not be required to) make available to the Borrower the proceeds of the Loan to be made by such Lender and, if any Lender has not in fact made such payment to the Administrative Agent, such Lender shall, on demand, pay to the Administrative Agent the amount made available to the Borrower attributable to such Lender together with interest thereon in respect of each day during the period commencing on the date such amount was made available to the Borrower and ending on (but excluding) the date such Lender pays such amount to the Administrative Agent at a rate per annum equal to: (i) from the date the related advance was made by the Administrative Agent to the date two (2) Business Days after payment by such Lender is due hereunder, the Federal Funds Rate for each such day and (ii) from the date two (2) Business Days after the date such payment is due from such Lender to the date such payment is made by such Lender, the Base Rate in effect for each such day. If such amount is not received from such Lender by the Administrative Agent immediately upon demand, the Borrower will, on demand, repay to the Administrative Agent the proceeds of the Loan attributable to such Lender with interest thereon at a rate per annum equal to the interest rate applicable to the relevant Loan, but without such payment being considered a payment or prepayment of a Loan under Section 1.11 hereof so that the Borrower will have no liability under such Section with respect to such payment.

    Section 1.6.    Interest Periods. As provided in Section 1.5(a) and 1.14 hereof, at the time of each request to advance, continue or create by conversion a Borrowing of Eurodollar Loans or Swing Loans, the Borrower shall select an Interest Period applicable to such Loans from among the available options. The term “Interest Period” means the period commencing on the date a Borrowing of Loans is advanced, continued or created by conversion and ending: (a) in the case of Base Rate Loans, on the last day of the calendar quarter (i.e., the last day of March, June, September or December, as applicable) in which such Borrowing is advanced, continued or created by conversion (or on the last day of the following calendar quarter if such Loan is advanced, continued or created by conversion on the last day of a calendar quarter), (b) in the case of a Eurodollar Loan, one week, two weeks, 1, 2, 3 or 6 months thereafter, and (c) in the case of a Swing Loan, on the date 1 to 7 days thereafter as mutually agreed to by the Borrower and the Administrative Agent; provided, however, that:

(a)    any Interest Period for a Borrowing of Revolving Loans or Swing Loans that otherwise would end after the Revolving Credit Termination Date shall end on the Revolving Credit Termination Date;

(b)    whenever the last day of any Interest Period would otherwise be a day that is not a Business Day, the last day of such Interest Period shall be extended to the next succeeding Business Day, provided that, if such extension would cause the last day of an Interest Period for a Borrowing of Eurodollar Loans to occur in the following calendar month, the last day of such Interest Period shall be the immediately preceding Business Day; and

(c)    for purposes of determining an Interest Period for a Borrowing of Eurodollar Loans, a month means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month; provided, however, that if there is no numerically corresponding day in the month in which such an Interest Period is to end or if such an Interest Period begins on the last Business Day of a calendar month, then such Interest Period shall end on the last Business Day of the calendar month in which such Interest Period is to end.

Section 1.7.     Maturity of Loans. Each Revolving Loan and Swing Loan, both for principal and interest not sooner paid, shall mature and become due and payable by the Borrower on the Revolving Credit Termination Date.

    Section 1.8.    Prepayments. (a) Optional. The Borrower shall have the privilege of prepaying without premium or penalty (except as set forth in Section 1.11 below) and in whole or in part (but, if in part, then: (i) if such Borrowing is of Base Rate Loans, in an amount not less than $100,000, (ii) if such Borrowing is of Eurodollar Loans, in an amount not less than $500,000, and (iii) in each case, in an amount such that the minimum amount required for a Borrowing pursuant to Section 1.4 and 1.14 hereof remains outstanding) any Borrowing of Eurodollar Loans at any time upon three (3) Business Days prior notice by the Borrower to the Administrative Agent or, in the case of a Borrowing of Base Rate Loans, notice delivered by the Borrower to the Administrative Agent no later than 12:00 noon (Chicago time) on the date of prepayment, such prepayment to be made by the payment of the principal amount to be prepaid and, in the case of any Eurodollar Loans or Swing Loans, accrued interest thereon to the date fixed for prepayment plus any amounts due the Lenders under Section 1.11 hereof.

    (b)    Mandatory. (i)     The Borrower shall, on each date the Revolving Credit Commitments are reduced pursuant to Section 1.12 hereof, prepay the Revolving Loans, Swing Loans, and, if necessary, prefund the L/C Obligations in accordance with Section 9.4 by the amount, if any, necessary to reduce the sum of the aggregate principal amount of Revolving Loans, Swing Loans, and L/C Obligations then outstanding to the amount to which the Revolving Credit Commitments have been so reduced.

    (ii)    Unless the Borrower otherwise directs, prepayments of Loans under this Section 1.8(b) shall be applied first to Borrowings of Base Rate Loans until payment in full thereof with any balance applied to Borrowings of Eurodollar Loans in the order in which their Interest Periods expire. Each prepayment of Loans under this Section 1.8(b) shall be made by the payment of the principal amount to be prepaid and accrued interest thereon to the date of prepayment and, in the case of any Eurodollar Loan or Swing Loan, together with any amounts due the Lenders under Section 1.11 hereof. Each prefunding of L/C Obligations shall be made in accordance with Section 9.4 hereof.

    (c)    The Administrative Agent will promptly advise each Lender of any notice of prepayment it receives from the Borrower. Any amount of Revolving Loans and Swing Loans paid or prepaid before the Revolving Credit Termination Date may, subject to the terms and conditions of this Agreement, be borrowed, repaid and borrowed again.

    Section 1.9.    Default Rate. Notwithstanding anything to the contrary contained in Section 1.3 hereof, while any Event of Default exists or after acceleration, the Borrower shall pay interest (after as well as before entry of judgment thereon to the extent permitted by law) on the principal amount of all Loans and Reimbursement Obligations, and letter of credit fees then owing by it at a rate per annum equal to:

(a)    for any Base Rate Loan or any Swing Loan bearing interest based on the Base Rate, the sum of 2.0% plus the Applicable Margin plus the Base Rate from time to time in effect;

(b)    for any Eurodollar Loan or any Swing Loan bearing interest at the Quoted Rate, the sum of 2.0% plus the rate of interest in effect thereon at the time of such default until the end of the Interest Period applicable thereto and, thereafter, at a rate per annum equal to the sum of 2.0% plus the Applicable Margin for Base Rate Loans plus the Base Rate from time to time in effect;

(c)    for any Reimbursement Obligation, the sum of 2.0% plus the amounts due under Section 1.2(c) with respect to such Reimbursement Obligation; and

(d)    for any Letter of Credit, the sum of 2.0% plus the letter of credit fee due under the second sentence of Section 2.1(b) with respect to such Letter of Credit;

provided, however, that in the absence of acceleration, any adjustments pursuant to this Section shall be made at the election of the Administrative Agent, acting at the request or with the consent of the Required Lenders, with written notice to the Borrower. While any Event of Default exists or after acceleration, interest shall be paid on demand of the Administrative Agent at the request or with the consent of the Required Lenders.

    Section 1.10.    Evidence of Indebtedness. (a) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

    (b)    The Administrative Agent shall also maintain accounts in which it will record (i) the amount of each Loan made hereunder, the type thereof and the Interest Period with respect thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder from the Borrower and each Lender’s share thereof.

    (c)    The entries maintained in the accounts maintained pursuant to paragraphs (a) and (b) above shall be prima facie evidence of the existence and amounts of the Obligations therein recorded; provided, however, that the failure of the Administrative Agent or any Lender to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Obligations in accordance with their terms.

    (d)    Any Lender may request that its Loans be evidenced by a promissory note or notes in the forms of Exhibit D-1 (in the case of its Revolving Loans and referred to herein as a “Revolving Note”) or D-2 (in the case of its Swing Loans and referred to herein as a “Swing Note”), as applicable (Revolving Notes and Swing Note being hereinafter referred to collectively as the “Notes” and individually as a “Note”). In such event, the Borrower shall prepare, execute and deliver to such Lender a Note payable to the order of such Lender in the amount of the relevant Commitment or Swing Line Sublimit, as applicable. Thereafter, the Loans evidenced by such Note or Notes and interest thereon shall at all times (including after any assignment pursuant to Section 13.12) be represented by one or more Notes payable to the order of the payee named therein or any assignee pursuant to Section 13.12, except to the extent that any such Lender or assignee subsequently returns any such Note for cancellation and requests that such Loans once again be evidenced as described in subsections (a) and (b) above.

    Section 1.11.    Funding Indemnity. If any Lender shall incur any loss, cost or expense (including, without limitation, any loss, cost or expense incurred by reason of the liquidation or re-employment of deposits or other funds acquired by such Lender to fund or maintain any Eurodollar Loan or Swing Loan or the relending or reinvesting of such deposits or amounts paid or prepaid to such Lender, but excluding any loss of profit) as a result of:

(a)    any payment, prepayment or conversion of a Eurodollar Loan or Swing Loan on a date other than the last day of its Interest Period,

(b)    any failure (because of a failure to meet the conditions of Section 7 or otherwise) by the Borrower to borrow or continue a Eurodollar Loan or Swing Loan, or  to  convert a Base Rate Loan into a Eurodollar Loan or Swing Loan, on the date specified in a notice given pursuant to Section 1.5(a) or 1.14 hereof,

(c)    any failure by the Borrower to make any payment of principal on any Eurodollar Loan or Swing Loan when due (whether by acceleration or otherwise), or

(d)    any acceleration of the maturity of a Eurodollar Loan or Swing Loan as a result of the occurrence of any Event of Default hereunder,

then, upon the demand of such Lender, the Borrower shall pay to such Lender such amount as will reimburse such Lender for such loss, cost or expense. If any Lender makes such a claim for compensation, it shall provide to the Borrower, with a copy to the Administrative Agent, a certificate setting forth the amount of such loss, cost or expense in reasonable detail (including an explanation of the basis for and the computation of such loss, cost or expense) and the amounts shown on such certificate, absent manifest error, shall be deemed prime facie correct.

    Section 1.12.    Commitment Terminations. (a) Optional Revolving Credit Terminations. The Borrower shall have the right at any time and from time to time, upon five (5) Business Days, prior written notice to the Administrative Agent (or such shorter time period agreed to by the Administrative Agent), to terminate the Revolving Credit Commitments without premium or penalty and in whole or in part, any partial termination to be (i) in an amount not less than $1,000,000 and (ii) allocated ratably among the Lenders in proportion to their respective Revolver Percentages, provided that the Revolving Credit Commitments may not be reduced to an amount less than the sum of the aggregate principal amount of Revolving Loans, Swing Loans, and L/C Obligations then outstanding. Any termination of the Revolving Credit Commitments below the L/C Sublimit or Swing Line Sublimit then in effect shall reduce the L/C Sublimit and Swing Line Sublimit, as applicable, by a like amount. The Administrative Agent shall give prompt notice to each Lender of any such termination of the Revolving Credit Commitments.

    (b)    Any termination of the Revolving Credit Commitments pursuant to this Section 1.12 may not be reinstated.

    (c)    For the avoidance of doubt, prepayments pursuant to Sections 1.8(a) shall not result in any reduction of the Revolving Credit Commitments.

    Section 1.13.    Substitution of Lenders. (a) Upon the receipt by the Borrower of a claim from any Lender for compensation under Section 10.3 or 13.1 hereof, or a notice by any Lender to the Borrower of any illegality pursuant to Section 10.1 hereof or (b) in the event any Lender is in default in any material respect with respect to its obligations under the Loan Documents (any such Lender referred to in clause (a) or (b) above being hereinafter referred to as an “Affected Lender”), the Borrower may, in addition to any other rights the Borrower may have hereunder or under applicable law, require, at its expense, any such Affected Lender to assign, at par plus accrued interest and fees, without recourse, all of its interest, rights, and obligations hereunder (including its Revolving Credit Commitment and all of its Loans and participation interests in Letters of Credit and other amounts at any time owing to it hereunder and the other Loan Documents) to a bank or other institutional lender specified by the Borrower, provided that (i) such assignment shall not conflict with or violate any law, rule or regulation or order of any court or other governmental authority, (ii) the Borrower shall have received the written consent of the Administrative Agent, which consent shall not be unreasonably withheld or delayed, to such assignment, (iii) the Borrower shall have paid to the Affected Lender all monies (together with amounts due such Affected Lender under Section 1.11 hereof as if the Loans owing to it were prepaid rather than assigned) other than such principal, interest, and fees accrued and owing to it hereunder, and (iv) the assignment is entered into in accordance with the other requirements of Section 13.12 hereof.

    Section 1.14.    Swing Loans. (a) Generally. Subject to the terms and conditions hereof, as part of the Revolving Credit, the Administrative Agent agrees to make loans to the Borrower under the Swing Line (individually a “Swing Loan” and collectively the “Swing Loans”) which shall not in the aggregate at any time outstanding exceed the Swing Line Sublimit. The Swing Loans may be availed of the Borrower from time to time and borrowings thereunder may be repaid and used again during the period ending on the Revolving Credit Termination Date; provided that each Swing Loan must be repaid on the last day of the Interest Period applicable thereto. Each Swing Loan shall be in a minimum amount of $250,000 or such greater amount which is an integral multiple of $100,000.

    (b)    Interest on Swing Loans. Each Swing Loan shall bear interest until maturity (whether by acceleration or otherwise) at a rate per annum equal to (i) the sum of the Base Rate plus the Applicable Margin for Base Rate Loans under the Revolving Credit as from time to time in effect (computed on the basis of a year of 365 or 366 days, as the case may be, for the actual number of days elapsed) or (ii) the Quoted Rate (computed on the basis of a year of 360 days for the actual number of days elapsed). Interest on each Swing Loan shall be due and payable prior to such maturity on the last day of each Interest Period applicable thereto.

    (c)    Requests for Swing Loans. The Borrower shall give the Administrative Agent prior notice (which may be written or oral) no later than 2:00 p.m. (Chicago time) on the date upon which a Borrower requests that any Swing Loan be made, of the amount and date of such Swing Loan, and the Interest Period requested therefor. Within 30 minutes after receiving such notice, the Administrative Agent shall in its discretion quote an interest rate to the Borrower at which the Administrative Agent would be willing to make such Swing Loan available to the Borrower for the Interest Period so requested (the rate so quoted for a given Interest Period being herein referred to as “Quoted Rate”). The Borrower acknowledges and agrees that the interest rate quote is given for immediate and irrevocable acceptance. If the Borrower does not so immediately accept the Quoted Rate for the full amount requested by the Borrower for such Swing Loan, the Quoted Rate shall be deemed immediately withdrawn and such Swing Loan shall bear interest at the rate per annum determined by adding the Applicable Margin for Base Rate Loans under the Revolving Credit to the Base Rate as from time to time in effect. Subject to the terms and conditions hereof, the proceeds of such Swing Loan shall be made available to the Borrower on the date so requested at the offices of the Administrative Agent in Chicago, Illinois. Anything contained in the foregoing to the contrary notwithstanding (i) the obligation of the Administrative Agent to make Swing Loans shall be subject to all of the terms and conditions of this Agreement and (ii) the Administrative Agent shall not be obligated to make more than one Swing Loan during any one day.

    (d)    Refunding Loans. In its sole and absolute discretion, the Administrative Agent may at any time, on behalf of the Borrower (which hereby irrevocably authorizes the Administrative Agent to act on its behalf for such purpose) and with notice to the Borrower, request each Lender to make a Revolving Loan in the form of a Base Rate Loan in an amount equal to such Lender’s Revolver Percentage of the amount of the Swing Loans outstanding on the date such notice is given. Unless an Event of Default described in Section 9.1(j) or 9.1(k) exists with respect to the Borrower, regardless of the existence of any other Event of Default, each Lender shall make the proceeds of its requested Revolving Loan available to the Administrative Agent, in immediately available funds, at the Administrative Agent’s principal office in Chicago, Illinois, before 12:00 Noon (Chicago time) on the Business Day following the day such notice is given. The proceeds of such Borrowing of Revolving Loans shall be immediately applied to repay the outstanding Swing Loans.

    (e)    Participations. If any Lender refuses or otherwise fails to make a Revolving Loan when requested by the Administrative Agent pursuant to Section 1.14(d) above (because an Event of Default described in Section 9.1(j) or 9.1(k) exists with respect to the Borrower or otherwise), such Lender will, by the time and in the manner such Revolving Loan was to have been funded to the Administrative Agent, purchase from the Administrative Agent an undivided participating interest in the outstanding Swing Loans in an amount equal to its Revolver Percentage of the aggregate principal amount of Swing Loans that were to have been repaid with such Revolving Loans. Each Lender that so purchases a participation in a Swing Loan shall thereafter be entitled to receive its Revolver Percentage of each payment of principal received on the Swing Loan and of interest received thereon accruing from the date such Lender funded to the Administrative Agent its participation in such Loan. The several obligations of the Lenders under this Section shall be absolute, irrevocable and unconditional under any and all circumstances whatsoever and shall not be subject to any set-off, counterclaim or defense to payment which any Lender may have or have had against the Borrower, any other Lender or any other Person whatever. Without limiting the generality of the foregoing, such obligations shall not be affected by any Default or Event of Default or by any reduction or termination of the Revolving Credit Commitments of any Lender, and each payment made by a Lender under this Section shall be made without any offset, abatement, withholding or reduction whatsoever.

    Section 1.15.    Increase in Commitments.  The Borrower may, with the written consent of the Administrative Agent (which consent shall not be unreasonably withheld or delayed), increase the aggregate amount of the Revolving Credit Commitments by delivering a Commitment Amount Increase Request at least five (5) Business Days prior to the desired effective date of such increase (the “Commitment Amount Increase”) identifying an additional Lender (or additional Revolving Credit Commitments for existing Lender(s)) and the amount of its Revolving Credit Commitment (or additional amount of its Revolving Credit Commitment(s)); provided, however, that (i) any increase of the aggregate amount of the Revolving Credit Commitments to an amount in excess of $150,000,000 will require the approval of the Required Lenders, and (ii) any increase of the aggregate amount of the Revolving Credit Commitments shall be in an amount not less than $25,000,000. The effective date of the Commitment Amount Increase shall be agreed upon by the Borrower and the Administrative Agent. Upon the effectiveness thereof, the new Lender(s) (or, if applicable, existing Lender(s)) shall advance Loans in an amount sufficient such that after giving effect to its Loans each Bank shall have outstanding its pro rata share of Loans. It shall be a condition to such effectiveness that (i) either no Eurodollar Loans be outstanding on the date of such effectiveness or the Borrower pays any applicable breakage cost under Section 1.11 incurred by any Lender resulting from the repayment of its Loans and (ii) the Borrower shall not have terminated any portion of the Revolving Credit Commitments pursuant to Section 1.14 hereof. The Borrower agrees to pay any reasonable expenses of the Administrative Agent relating to any Commitment Amount Increase. Notwithstanding anything herein to the contrary, no Lender shall have any obligation to increase its Revolving Credit Commitment and no Lender’s Revolving Credit Commitment shall be increased without its consent thereto, and each Lender may at its option, unconditionally and without cause, decline to increase its Revolving Credit Commitment.

Section 2.	Fees.

    Section 2.1.    Fees.   (a)   Revolving Credit Commitment Fee. The Borrower shall pay to the Administrative Agent for the ratable account of the Lenders in accordance with their Revolver Percentages a commitment fee at the rate per annum equal to the Applicable Margin (computed on the basis of a year of 365 or 366 days, as the case may be, and the actual number of days elapsed) on the average daily Unused Revolving Credit Commitments. Such commitment fee shall be payable quarterly in arrears on the last day of each March, June, September, and December in each year (commencing on the first such date occurring after the date hereof) and on the Revolving Credit Termination Date, unless the Revolving Credit Commitments are terminated in whole on an earlier date, in which event the commitment fee for the period to the date of such termination in whole shall be paid on the date of such termination.

    (b)    Letter of Credit Fees. On the date of issuance or extension, or increase in the amount, of any Letter of Credit pursuant to Section 1.2 hereof, the Borrower shall pay to the L/C Issuer for its own account an issuance fee equal to 0.125% of the face amount of (or of the increase in the face amount of) such Letter of Credit. Quarterly in arrears, on the last day of each March, June, September, and December, commencing on the first such date occurring after the date hereof, the Borrower shall pay to the Administrative Agent, for the ratable benefit of the Lenders in accordance with their Revolver Percentages, a letter of credit fee at a rate per annum equal to the Applicable Margin (computed on the basis of a year of 365 or 366 days, as the case may be, and the actual number of days elapsed) in effect during each day of such quarter applied to the daily average face amount of Letters of Credit outstanding during such quarter. In addition, the Borrower shall pay to the L/C Issuer for its own account the L/C Issuer’s standard issuance, drawing, negotiation, amendment, assignment and other administrative fees for each Letter of Credit. Such standard fees referred to in the preceding sentence may be established by the L/C Issuer from time to time as notified to the Borrower in writing.

    (c)    Administrative Agent Fees. The Borrower shall pay to the Administrative Agent, for its own use and benefit, the fees agreed to between the Administrative Agent and the Borrower in a fee letter dated the date hereof or as otherwise agreed to in writing between them.

Section 3.	Place and Application of Payments.

    Section 3.1.  Place and Application of Payments. All payments of principal of and interest on the Loans and the Reimbursement Obligations, and of all other Obligations payable by the Borrower under this Agreement and the other Loan Documents, shall be made by the Borrower to the Administrative Agent by no later than 12:00 Noon (Chicago time) on the due date thereof at the office of the Administrative Agent in Chicago, Illinois (or such other location as the Administrative Agent may designate to the Borrower) for the benefit of the Lender or Lenders entitled thereto. Any payments received after such time shall be deemed to have been received by the Administrative Agent on the next Business Day. All such payments shall be made in U.S. Dollars, in immediately available funds at the place of payment, in each case without set-off or counterclaim. The Administrative Agent will promptly thereafter cause to be distributed like funds relating to the payment of principal or interest on Loans and on Reimbursement Obligations in which the Lenders have purchased Participating Interests ratably to the Lenders and like funds relating to the payment of any other amount payable to any Lender to such Lender, in each case to be applied in accordance with the terms of this Agreement.

Anything contained herein to the contrary notwithstanding, all payments and collections received in respect of the Obligations by the Administrative Agent or any of the Lenders after acceleration or the final maturity of the Obligations or termination of the Commitments as a result of an Event of Default shall be remitted to the Administrative Agent and distributed as follows:

(a)    first, to the payment of any outstanding costs and expenses incurred by the Administrative Agent in protecting, preserving or enforcing rights under the Loan Documents, and in any event all costs and expenses of a character which the Borrower has agreed to pay the Administrative Agent under Section 13.15 hereof (such funds to be retained by the Administrative Agent for its own account unless it has previously been reimbursed for such costs and expenses by the Lenders, in which event such amounts shall be remitted to the Lenders to reimburse them for payments theretofore made to the Administrative Agent);

(b)    second, to the payment of any outstanding interest and fees due under the Loan Documents to be allocated pro rata in accordance with the aggregate unpaid amounts owing to each Person to which such sums are due;

(c)    third, to the payment of principal on the Loans, unpaid Reimbursement Obligations, together with amounts to be held by the Administrative Agent as collateral security for any outstanding L/C Obligations pursuant to Section 9.4 hereof (until the Administrative Agent is holding an amount of cash equal to the then outstanding amount of all such L/C Obligations), and any Hedging Liability, the aggregate amount paid to, or held as collateral security for, the Lenders and, in the case of Hedging Liability, their Affiliates to be allocated pro rata in accordance with the aggregate unpaid amounts owing to each Person to which such sums are due;

(d)    fourth, to the payment of all other unpaid Obligations to be allocated pro rata in accordance with the aggregate unpaid amounts owing to each Person to which such sums are due; and

(e)    fifth, to the Borrower or whoever else may be lawfully entitled thereto.

Section 4.	The Guaranties.

    Section 4.1.    Guaranties.  The payment and performance of the Obligations, Hedging Liability, and Funds Transfer and Deposit Account Liability shall at all times be guaranteed by such direct and indirect Subsidiaries of the Borrower as are from time to time required to become Guarantors hereunder pursuant to Section 12 hereof pursuant to one or more guaranty agreements or Additional Guarantor Supplements, each in form and substance reasonably acceptable to the Administrative Agent, as the same may be amended, modified or supplemented from time to time (individually a “Guaranty” and collectively the “Guaranties”); provided, however, that a Foreign Subsidiary shall not be required to be a guarantor hereunder.

    Section 4.2.    Further Assurances.   In the event the Borrower or any Subsidiary forms or acquires any other Subsidiary after the date hereof, the Borrower shall promptly upon such formation or acquisition cause such newly formed or acquired Subsidiary to execute a Guaranty or Additional Guarantor Supplement as the Administrative Agent may then require in accordance with Section 12, and the Borrower shall also deliver to the Administrative Agent, or cause such Subsidiary to deliver to the Administrative Agent, at the Borrower’s cost and expense, such other instruments, documents, certificates, and opinions reasonably required by the Administrative Agent in connection therewith.

Section 5.	Definitions; Interpretation.

    Section 5.1.    Definitions. The following terms when used herein shall have the following meanings:

“Acquired Business” means the entity or assets acquired by the Borrower or a Subsidiary in an Acquisition, whether before or after the date hereof.

“Acquisition” means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of a Person, or of any business or division of a Person, (b) the acquisition of in excess of 50% of the capital stock, partnership interests, membership interests or equity of any Person (other than a Person that is a Subsidiary prior to such acquisition), or otherwise causing any Person to become a Subsidiary, or (c) a merger or consolidation or any other combination with another Person (other than a Person that is a Subsidiary prior to such acquisition) provided that the Borrower or the Subsidiary is the surviving entity.

“Additional Guarantor Supplement” means an Additional Guarantor Supplement in the form of Exhibit G hereto.

“Administrative Questionnaire” means an administrative questionnaire in a form supplied by the Administrative Agent.

“Adjusted EBITDA” means, with reference to any period, Net Income for such period plus (a) the sum of all amounts deducted in arriving at such Net Income amount in respect of (i) Interest Expense for such period, (ii) federal, state, and local income taxes for such period, (iii) depreciation of fixed assets and amortization of intangible assets for such period, (iv) non-cash charges (including, without limitation, option expenses), (b) up to $4,000,000 in any four fiscal quarter period (but in no event more than $12,000,000 in the aggregate from the Closing Date) of restructuring expenses paid in cash or charges relating to disputes with customers and (c) an amount calculated by the Borrower and approved by the Administrative Agent in its reasonable discretion equal to the Adjusted EBITDA (calculated without giving effect to this clause (c)) of the Persons or assets which are the subject of each Permitted Acquisition as if such Permitted Acquisition was completed on the first day of such period to the extent not subsequently sold or otherwise disposed of during such period minus to the extent included in computing Net Income, non-cash income, including, without limitation, non-cash income that would constitute “prepaid pension expense” on the financial statements of the Borrower in accordance with GAAP.

“Adjusted LIBOR” is defined in Section 1.3(b) hereof.

“Administrative Agent” means Harris N.A. and any successor appointed pursuant to Section 11.7 hereof.

“Affiliate” means any Person directly or indirectly controlling or controlled by, or under direct or indirect common control with, another Person. A Person shall be deemed to control another Person for the purposes of this definition if such Person possesses, directly or indirectly, the power to direct, or cause the direction of, the management and policies of the other Person, whether through the ownership of voting securities, common directors, trustees or officers, by contract or otherwise; provided that, in any event for purposes of this definition, any Person that owns, directly or indirectly, 5% or more of the securities having the ordinary voting power for the election of directors or governing body of a corporation or 5% or more of the partnership or other ownership interest of any other Person (other than as a limited partner of such other Person) will be deemed to control such corporation or other Person.

“Agreement” means this Credit Agreement, as the same may be amended, modified, restated or supplemented from time to time pursuant to the terms hereof.

“Applicable Margin” means, with respect to Loans, Reimbursement Obligations, and the commitment fees and letter of credit fees payable under Section 2.1 hereof until the first Pricing Date (defined below), the rates per annum shown opposite Level II below, and, thereafter, from one Pricing Date to the next Pricing Date means the applicable margin determined in accordance with the following schedule:

Level	Leverage Ratio for Such Pricing Date	Applicable Margin for Base Rate Loans and Reimbursement Obligations shall be:	Applicable Margin for Eurodollar Loans and Latter of Credit Fee shall be:	Applicable Margin for Commitment Fee shall be:

V	Greater than or equal to 2.5 to 1.0	0.00%	1.25%	0.250%

IV	Less than 2.5 to 1.0 but greater than or equal to 2.0 to 1.0	0.00%	1.00%	0.225%

III	Less than 2.0 to 1.0 but greater than or equal to 1.5 to 1.0	0.00%	0.875%	0.200%

II	Less than 1.5 to 1.0 but greater than or equal to 1.0 to 1.0	0.00%	0.700%	0.150%

I	Less than 1.0 to 1.0	0.00%	0.575%	0.125%

For purposes hereof, the term “Pricing Date” means, for any fiscal quarter of the Borrower ending on or after June 30, 2006, the date on which the Administrative Agent is in receipt of the Borrower’s most recent financial statements (and, in the case of the year-end financial statements, audit report) for the fiscal quarter then ended, pursuant to Section 8.5 hereof. The Applicable Margin shall be established based on the Leverage Ratio for the most recently completed fiscal quarter and the Applicable Margin established on a Pricing Date shall remain in effect until the next Pricing Date. If the Borrower has not delivered its financial statements by the date such financial statements (and, in the case of the year-end financial statements, audit report) are required to be delivered under Section 8.5 hereof, until such financial statements and audit report are delivered, the Applicable Margin shall be the highest Applicable Margin (i.e., the Leverage Ratio shall be deemed to be greater than 2.5 to 1.0). If the Borrower subsequently delivers such financial statements before the next Pricing Date, the Applicable Margin established by such late delivered financial statements shall take effect from the date of delivery until the next Pricing Date. In all other circumstances, the Applicable Margin established by such financial statements shall be in effect from the Pricing Date that occurs immediately after the end of the fiscal quarter covered by such financial statements until the next Pricing Date. Each determination of the Applicable Margin made by the Administrative Agent in accordance with the foregoing shall be conclusive and binding on the Borrower and the Lenders if reasonably determined.

“Application” is defined in Section 1.2(b) hereof.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Assignment and Acceptance” means an assignment and acceptance entered into by a Lender and an assignee in accordance with the terms of Section 13.12 hereof (with the consent of any party whose consent is required by Section 13.12 hereof), and accepted by the Administrative Agent, in substantially the form of Exhibit H or any other form approved by the Administrative Agent.

“Authorized Officer” means the Chief Executive Officer, President, Vice President Finance, Treasurer or Assistant Treasurer of the Borrower, acting singly.

“Authorized Representative” means those persons shown on the list of officers provided by the Borrower pursuant to Section 7.2 (h) hereof or on any update of any such list provided by the Borrower to the Administrative Agent, or any further or different officers of the Borrower so named by any Authorized Representative of the Borrower in a written notice to the Administrative Agent.

“Base Rate” is defined in Section 1.3(a) hereof.

“Base Rate Loan” means a Loan bearing interest at a rate specified in Section 1.3(a) hereof.

“Borrower” is defined in the introductory paragraph of this Agreement.

“Borrower’s Shareholder Rights Plan” means the Rights Agreement between CTS Corporation and National City Bank, N.A. (successor to EquiServe Trust Company, N.A.) dated August 28, 1998, as amended, as the same may be amended, modified or replaced from time to time by the Borrower.

“Borrowing” means the total of Loans of a single type advanced, continued for an additional Interest Period, or converted from a different type into such type by the Lenders under a Credit on a single date and, in the case of Eurodollar Loans, for a single Interest Period. Borrowings of Revolving Loans are made and maintained ratably by each of the Lenders according to their Revolver Percentages. A Borrowing is “advanced” on the day Lenders advance funds comprising such Borrowing to the Borrower, is “continued” on the date a new Interest Period for the same type of Loans commences for such Borrowing, and is “converted” when such Borrowing is changed from one type of Loan to the other, all as requested by the Borrower pursuant to Section 1.5(a) hereof. Borrowings of Swing Loans are made by the Administrative Agent in accordance with the procedures set forth in Section 1.14 hereof.

“Business Day” means any day (other than a Saturday or Sunday) on which banks are not authorized or required to close in Chicago, Illinois and, if the applicable Business Day relates to the advance or continuation of, or conversion into, or payment of a Eurodollar Loan, on which banks are dealing in U.S. Dollar deposits in the interbank eurodollar market in London, England.

“Capital Lease” means any lease of Property which in accordance with GAAP is required to be capitalized on the balance sheet of the lessee.

“Capitalized Lease Obligation” means, for any Person, the amount of the liability shown on the balance sheet of such Person in respect of a Capital Lease determined in accordance with GAAP.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§9601 et seq., and any future amendments.

“Change of Control” means any of (a) the acquisition by any “person” or “group” (as such terms are used in sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) at any time of beneficial ownership of 20% or more of the outstanding capital stock or other equity interest of the Borrower on a fully-diluted basis, (b) the failure of individuals who are members of the board of directors (or similar governing body) of the Borrower on the Closing Date (together with any new or replacement directors whose initial nomination for election was approved by a majority of the directors who were either directors on the Closing Date or previously so approved) to constitute a majority of the board of directors (or similar governing body) of the Borrower or (c) any “Change of Control Transaction” or event of like import under and as defined in the Subordinated Notes.

“Closing Date” means the date of this Agreement or such later Business Day upon which each condition described in Section 7.2 shall be satisfied or waived in a manner acceptable to the Administrative Agent in its discretion.

“Code” means the Internal Revenue Code of 1986, as amended, and any successor statute thereto.

“Collateral Account” is defined in Section 9.4 hereof.

“Commitment Amount Increase” is defined in Section 1.15 hereof.

“Commitment Amount Increase Request” means a Commitment Amount Increase Request in the form of Exhibit E hereto.

“Controlled Group” means all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with the Borrower, are treated as a single employer under Section 414 of the Code.

“Credit” means either the Revolving Credit or the Swing Line.

“Credit Event” means the initial advancing of any Loan, the continuation of or conversion of a Loan into a Eurodollar Loan, or the issuance of, or extension of the expiration date or increase in the amount of, any Letter of Credit.

“Default” means any event or condition the occurrence of which would, with the passage of time or the giving of notice, or both, constitute an Event of Default.

“Disposition” means the sale, lease, conveyance or other disposition of Property, other than sales or other dispositions expressly permitted under Section 8.10 hereof.

“Domestic Subsidiary” means each subsidiary which is organized under the laws of any jurisdiction of the United States of America.

“Eligible Line of Business” means any business similar to any lines of business engaged in as of the date of this Agreement by the Borrower or any of its Subsidiaries and businesses reasonably incidental or ancillary thereto.

“Environmental Claim” means any investigation, notice, violation, demand, allegation, action, suit, injunction, judgment, order, consent decree, penalty, fine, lien, pro-ceeding or claim (whether administrative, judicial or private in nature) arising (a) pursuant to, or in connection with an actual or alleged violation of, any Environmental Law, (b) in connection with any Hazardous Material, (c) from any abatement, removal, remedial, cor-rective or response action in connection with a Hazardous Material, Environmental Law or order of a governmental authority or (d) from any actual or alleged damage, injury, threat or harm to health, safety, natural resources or the environment.

“Environmental Law” means any current or future Legal Requirement pertaining to (a) the protection of health, safety and the indoor or outdoor environment, (b) the conservation, management or use of natural resources and wildlife, (c) the protection or use of surface water or groundwater, (d) the management, manufacture, possession, presence, use, generation, transportation, treatment, storage, disposal, Release, threatened Release, abatement, removal, remediation or handling of, or exposure to, any Hazardous Material or (e) pollution (including any Release to air, land, surface water or groundwater), and any amendment, rule, regulation, order or directive issued thereunder.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, or any successor statute thereto.

“Eurodollar Loan” means a Loan bearing interest at the rate specified in Section 1.3(b) hereof.

“Eurodollar Reserve Percentage” is defined in Section 1.3(b) hereof.

“Event of Default” means any event or condition identified as such in Section 9.1 hereof.

“Federal Funds Rate” means the fluctuating interest rate per annum described in part (x) of clause (ii) of the definition of Base Rate appearing in Section 1.3(a) hereof.

“Fixed Charges” means, with reference to any period, the sum of (a) all scheduled payments of principal made or to be made during such period with respect to Indebtedness for Borrowed Money of the Borrower and its Subsidiaries, plus (b) Interest Expense for such period (to the extent payable in cash), plus (c) all dividends of the Borrower paid in cash during such period, plus (d) federal, state, and local income taxes paid in cash by the Borrower and its Subsidiaries during such period.

“Foreign Subsidiary” means each Subsidiary which is organized under the laws of a jurisdiction other than the United States of America or any state thereof.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course.

“Funds Transfer and Deposit Account Liability” means the liability of the Borrower or any of its Subsidiaries owing to any of the Lenders, or any Affiliates of such Lenders, arising out of (a) the execution or processing of electronic transfers of funds by automatic clearing house transfer, wire transfer or otherwise to or from the deposit accounts of the Borrower and/or any Subsidiary now or hereafter maintained with any of the Lenders or their Affiliates, (b) the acceptance for deposit or the honoring for payment of any check, draft or other item with respect to any such deposit accounts, and (c) any other deposit, disbursement, and cash management services afforded to the Borrower or any such Subsidiary by any of such Lenders or their Affiliates.

“GAAP” means generally accepted accounting principles set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the U.S. accounting profession), which are applicable to the circumstances as of the date of determination.

“Guarantor” and “Guarantors” each is defined in Section 12.1 hereof.

“Guaranty” and “Guaranties” each is defined in Section 4.1 hereof.

“Hazardous Material” means any substance, chemical, compound, product, solid, gas, liquid, waste, byproduct, pollutant, contaminant or material which is hazardous or toxic, and includes, without limitation, (a) asbestos, polychlorinated biphenyls and petroleum (including crude oil or any fraction thereof) and (b) any material classified or regulated as “hazardous” or “toxic” or words of like import pursuant to an Environmental Law.

“Hazardous Material Activity” means any activity, event or occurrence involving a Hazardous Material, including, without limitation, the manufacture, possession, presence, use, generation, transportation, treatment, storage, disposal, Release, threatened Release, abatement, removal, remediation, handling of or corrective or response action to any Hazardous Material.

“Hedging Liability” means the liability of the Borrower or any Subsidiary to any of the Lenders, or any Affiliates of such Lenders, in respect of any interest rate, foreign currency, and/or commodity swap, exchange, cap, collar, floor, forward, future or option agreement, or any other similar interest rate, currency or commodity hedging arrangement, as the Borrower or such Subsidiary, as the case may be, may from time to time enter into with any one or more of the Lenders or their Affiliates.

“Hostile Acquisition” means the acquisition of the capital stock or other equity interests of a Person through a tender offer or similar solicitation of the owners of such capital stock or other equity interests which has not been approved (prior to such acquisition) by resolutions of the Board of Directors of such Person or by similar action if such Person is not a corporation, or to which such approval has been withdrawn.

“Indebtedness for Borrowed Money” means for any Person (without duplication) (a) all indebtedness of such Person for borrowed money, whether current or funded, or secured or unsecured, (b) all indebtedness for the deferred purchase price of Property or services, (c) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to Property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of a default are limited to repossession or sale of such Property), (d) all indebtedness secured by a purchase money mortgage or other Lien to secure all or part of the purchase price of Property subject to such mortgage or Lien, (e) all obligations under leases which shall have been or must be, in accordance with GAAP, recorded as Capital Leases in respect of which such Person is liable as lessee, (f) any liability in respect of banker’s acceptances or letters of credit (other than obligations in respect of undrawn letters of credit securing current account payables or performance obligations in the ordinary course of business), and (g) any indebtedness, whether or not assumed, secured by Liens on Property acquired by such Person at the time of acquisition thereof, it being understood that the term “Indebtedness for Borrowed Money” shall not include trade payables arising in the ordinary course of business.

“Interest Expense” means, with reference to any period, the sum of all interest charges (including imputed interest charges with respect to Capitalized Lease Obligations and all amortization of debt discount and expense) net of interest income of the Borrower and its Subsidiaries for such period determined on a consolidated basis in accordance with GAAP.

“Interest Period” is defined in Section 1.6 hereof.

“Knowledge” means the actual knowledge of an Authorized Officer.

“L/C Issuer” means Harris N.A.

“L/C Obligations” means the aggregate undrawn face amounts of all outstanding Letters of Credit and all unpaid Reimbursement Obligations.

“L/C Sublimit” means $10,000,000, as reduced pursuant to the terms hereof.

“Legal Requirement” means any treaty, convention, statute, law, regulation, ordinance, license, permit, governmental approval, injunction, judgment, order, consent decree or other requirement of any governmental authority, whether federal, state, or local.

“Lenders” means and includes the financial institutions from time to time party to this Agreement, including each assignee Lender pursuant to Section 13.12 hereof and each new Lender pursuant to Section 1.15 hereof.

“Lending Office” is defined in Section 10.4 hereof.

“Letter of Credit” is defined in Section 1.2(a) hereof.

“Leverage Ratio” means, as of the last day of any fiscal quarter of the Borrower, the ratio of Total Funded Debt of the Borrower and its Subsidiaries as of the last day of such fiscal quarter to Adjusted EBITDA of the Borrower and its Subsidiaries for the period of four fiscal quarters then ended.

“LIBOR” is defined in Section 1.3(b) hereof.

“Lien” means any mortgage, lien, security interest, pledge, charge or encumbrance of any kind in respect of any Property, including the interests of a vendor or lessor under any conditional sale, Capital Lease or other title retention arrangement.

“Loan” means any Revolving Loan or Swing Loan, whether outstanding as a Base Rate Loan or Eurodollar Loan or otherwise, each of which is a “type” of Loan hereunder.

“Loan Documents” means this Agreement, the Notes, the Applications, the Guaranties, and each other instrument or document to be delivered hereunder or thereunder or otherwise in connection therewith.

“Material Adverse Effect” means (a) a material adverse change in, or material adverse effect upon, the operations, business, Property, or financial condition of the Borrower and its Subsidiaries taken as a whole, (b) a material impairment of the ability of the Borrower or any Subsidiary to perform its material obligations under any Loan Document or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against the Borrower or any Subsidiary of any Loan Document or the rights and remedies of the Administrative Agent and the Lenders thereunder.

“Material Subsidiary” means, at any time, each Domestic Subsidiary that, together with its Subsidiaries, shall have accounted for more than 5% of Adjusted EBITDA for the four consecutive fiscal quarters of the Borrower most recently ended; provided that if, at any time, the Domestic Subsidiaries that are not Material Subsidiaries (collectively, the “Non-Material Subsidiaries”) account for 10% or more in the aggregate of Adjusted EBIDTA for the four consecutive fiscal quarters of the Borrower most recently ended, then the Borrower shall designate one or more additional Domestic Subsidiaries as Material Subsidiaries to the effect that, after such designation, all the remaining Non-Material Subsidiaries, taken as a whole, would not account for 10% or more in the aggregate of Adjusted EBIDTA for the four consecutive fiscal quarters of the Borrower most recently ended; provided, however, that no SPV, nor any other Subsidiary subject to special regulation preventing it from guaranteeing the Indebtedness of the Borrower hereunder, shall be designated as a Material Subsidiary.

“Moody’s” means Moody’s Investors Service, Inc.

“Net Income” means, with reference to any period, the net income (or net loss) of the Borrower and its Subsidiaries for such period computed on a consolidated basis in accordance with GAAP; provided that there shall be excluded from Net Income (a) the net income (or net loss) of any Person accrued prior to the date it becomes a Subsidiary of, or has merged into or consolidated with, the Borrower or another Subsidiary, and (b) the net income (or net loss) of any Person (other than a Subsidiary) in which the Borrower or any of its Subsidiaries has a equity interest, except to the extent of the amount of dividends or other distributions actually paid to the Borrower or any of its Subsidiaries during such period.

“Notes” is defined in Section 1.10(d) hereof.

“Obligations” means all obligations of the Borrower to pay principal and interest on the Loans, all Reimbursement Obligations owing under the Applications, all fees and charges payable hereunder, and all other payment obligations of the Borrower or any of its Subsidiaries arising under or in relation to any Loan Document, in each case whether now existing or hereafter arising, due or to become due, direct or indirect, absolute or contingent, and howsoever evidenced, held or acquired.

“Participating Interest” is defined in Section 1.2(d) hereof.

“Participating Lender” is defined in Section 1.2(d) hereof.

“PBGC” means the Pension Benefit Guaranty Corporation or any Person succeeding to any or all of its functions under ERISA.

“Permitted Acquisition” means any Acquisition with respect to which all of the following conditions shall have been satisfied:

    (a)    the Acquired Business is in an Eligible Line of Business;

    (b)    the Acquisition shall not be a Hostile Acquisition;

    (c)    the financial statements of the Acquired Business shall have been audited by an independent accounting firm of national or regional repute or otherwise reasonably satisfactory to the Administrative Agent, or if such financial statements have not been audited by such an accounting firm, such financial statements shall have been approved by the Administrative Agent;

    (d)    for any Acquired Business with its primary operations outside the United States, the Total Consideration for such Acquired Business does not exceed $50,000,000 and, when taken together with the Total Consideration for all Acquired Businesses with their primary operations outside the United States of America acquired from the Closing Date, does not exceed in the aggregate $100,000,000;

    (e)    the Borrowers shall have (i) notified the Administrative Agent and the Lenders not less than 10 days prior to any such Acquisition and (ii) for each Acquired Business the Total Consideration of which exceeds $30,000,000, furnished to the Administrative Agent and Lenders at such time reasonable details as to such Acquisition (including sources and uses of funds therefor), and 3-year historical financial information (or such shorter period for which such Acquired Business has been in existence) and 1-year pro forma financial forecasts of the Acquired Business on a stand alone basis as well as of the Borrower on a consolidated basis after giving effect to the Acquisition and covenant compliance calculations reasonably satisfactory to the Administrative Agent;

    (f)    if a new Subsidiary is formed or acquired as a result of or in connection with the Acquisition, the Borrower shall have complied with the requirements of Section 4 hereof in connection therewith; and

    (g)    after giving effect to the Acquisition, no Default or Event of Default shall exist, including with respect to the covenants contained in Sections 8.22 and 8.23, on a pro forma basis assuming the Acquisition occurred on the first day of the immediately preceding 12-month period.

“Permitted Securitization” means an accounts receivable securitization program which provides for the transfer at no less than fair market value of accounts receivable and related rights owed to the Borrower or any of its Subsidiaries.

“Person” means an individual, partnership, corporation, limited liability company, association, trust, unincorporated organization or any other entity or organization, including a government or agency or political subdivision thereof.

“Plan” means any employee pension benefit plan covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code that either (a) is maintained by a member of the Controlled Group for employees of a member of the Controlled Group or (b) is maintained pursuant to a collective bargaining agreement or any other arrangement under which more than one employer makes contributions and to which a member of the Controlled Group is then making or accruing an obligation to make contributions or has within the preceding five plan years made contributions.

“Property” means, as to any Person, all types of real, personal, tangible, intangible or mixed property owned by such Person whether or not included in the most recent balance sheet of such Person and its subsidiaries under GAAP.

“Quoted Rate” is defined in Section 1.14(c) hereof.

“RCRA” means the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976 and Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§6901 et seq., and any future amendments.

“Register” is defined in Section 13.12(b) hereof.

“Reimbursement Obligation” is defined in Section 1.2(c) hereof.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, migration, dumping, or disposing into the indoor or outdoor environment, including, without limitation, the abandonment or discarding of barrels, drums, containers, tanks or other receptacles containing or previously containing any Hazardous Material.

“Required Lenders” means, as of the date of determination thereof, Lenders whose outstanding Loans and interests in L/C Obligations and Unused Revolving Credit Commitments constitute more than 50% of the sum of the total outstanding Loans, interests in L/C Obligations, and Unused Revolving Credit Commitments of the Lenders.

“Revolver Percentage” means, for each Lender, the percentage of the Revolving Credit Commitments represented by such Lender’s Revolving Credit Commitment or, if the Revolving Credit Commitments have been terminated, the percentage held by such Lender (including through participation interests in Reimbursement Obligations) of the aggregate principal amount of all Revolving Loans and L/C Obligations then outstanding.

“Revolving Credit” means the credit facility for making Revolving Loans and issuing Letters of Credit described in Sections 1.1 and 1.2 hereof.

“Revolving Credit Commitment” means, as to any Lender, the obligation of such Lender to make Revolving Loans to and to participate in Swing Line Loans and Letters of Credit issued for the account of the Borrower hereunder in an aggregate principal or face amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 1 attached hereto and made a part hereof, as the same may be reduced or modified at any time or from time to time pursuant to the terms hereof.

“Revolving Credit Termination Date” means June 27, 2011, or such earlier date on which the Revolving Credit Commitments are terminated in whole pursuant to Section 1.12, 9.2 or 9.3 hereof.

“Revolving Loan” is defined in Section 1.1 hereof and, as so defined, includes a Base Rate Loan or a Eurodollar Loan, each of which is a “type” of Revolving Loan hereunder.

“Revolving Note” is defined in Section 1.10(d) hereof.

“S&P” means Standard & Poor’s Ratings Services Group, a division of The McGraw-Hill Companies, Inc.

“Securitization Attributed Indebtedness” means the amount of obligations outstanding under a Permitted Securitization on any date of determination that would be characterized as principal if such facility were structured as a secured lending transaction rather than as a purchase.

“SPV” means any Wholly-owned Subsidiary formed solely for the purpose of and that engages only in one or more Permitted Securitizations, and activities related thereto.

“Subordinated Debt” means Indebtedness for Borrowed Money owing to any Subordinated Noteholder in respect of the Subordinated Notes.

“Subordinated Indenture” means that certain Indenture dated as of May 11, 2004 between the Borrower and the Subordinated Indenture Trustee, as the same may be amended, supplemented or modified in accordance with Section 8.21 hereof.

“Subordinated Indenture Trustee” means Wells Fargo Bank, N.A., and any successor or assignee thereof as “Trustee” under the Subordinated Indenture.

“Subordinated Note Documents” means (i) the Subordinated Notes, (ii) the Subordinated Indenture and (iii) any other agreements, documents or instruments executed and/or delivered in connection with the Subordinated Notes or the Subordinated Indenture in form and substance reasonably acceptable to the Administrative Agent, as the same may be amended, supplemented or modified in accordance with Section 8.21 hereof (including, without limitation, the Registration Rights Agreement (as defined in the Subordinated Indenture)).

“Subordinated Noteholders” means collectively, the “Holders” (as defined in the Subordinated Indenture).

“Subordinated Notes” means those certain 2.125% Convertible Senior Subordinated Notes due 2024 issued by the Borrower in an original aggregate principal amount of $60,000,000 pursuant to the Subordinated Indenture, as the same may be amended, supplemented or modified in accordance with Section 8.21 hereof.

“Subsidiary” means, as to any particular parent corporation or organization, any other corporation or organization more than 50% of the outstanding Voting Stock of which is at the time directly or indirectly owned by such parent corporation or organization or by any one or more other entities which are themselves subsidiaries of such parent corporation or organization. Unless otherwise expressly noted herein, the term “Subsidiary” means a Subsidiary of the Borrower or of any of its direct or indirect Subsidiaries.

“Swing Line” means the credit facility for making one or more Swing Loans described in Section 1.14 hereof.

“Swing Line Sublimit” means $10,000,000, as reduced pursuant to the terms hereof.

“Swing Loan” and “Swing Loans” each is defined in Section 1.14 hereof.

“Swing Note” is defined in Section 1.10(d) hereof.

“Total Consideration” means the total amount (but without duplication) of (a) cash paid in connection with any Acquisition, plus (b) indebtedness payable to the seller in connection with such Acquisition, plus (c) the fair market value of any equity securities, including any warrants or options therefor, delivered to the seller in connection with any Acquisition, plus (d) the present value of covenants not to compete entered into in connection with such Acquisition or other future payments which are required to be made over a period of time and are not contingent upon the Borrower or its Subsidiary meeting financial performance objectives (exclusive of salaries paid in the ordinary course of business) (discounted at the Base Rate), but only to the extent not included in clause (a), (b) or (c) above, plus (e) the amount of indebtedness assumed in connection with such Acquisition.

“Total Funded Debt” means, at any time the same is to be determined, the sum (but without duplication) of (a) all Indebtedness for Borrowed Money of the Borrower and its Subsidiaries at such time, plus (b) all Indebtedness for Borrowed Money of any other Person which is directly or indirectly guaranteed by the Borrower or any of its Subsidiaries or which the Borrower or any of its Subsidiaries has agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which the Borrower or any of its Subsidiaries has otherwise assured a creditor against loss minus (c) all Indebtedness for Borrowed Money of the Borrower in respect of letters of credit permitted by Section 8.7(o).

“Unfunded Vested Liabilities” means, for any Plan at any time, the amount (if any) by which the present value of all vested nonforfeitable accrued benefits under such Plan exceeds the fair market value of all Plan assets allocable to such benefits, all determined as of the then most recent valuation date for such Plan, but only to the extent that such excess represents a potential liability of a member of the Controlled Group to the PBGC or the Plan under Title IV of ERISA.

“Unused Revolving Credit Commitments” means, at any time, the difference between the Revolving Credit Commitments then in effect and the aggregate outstanding principal amount of Revolving Loans and L/C Obligations, provided that Swing Loans outstanding from time to time shall be deemed to reduce the Unused Revolving Credit Commitment of the Administrative Agent for purposes of computing the commitment fee under Section 2.1(a) hereof.

“U.S. Dollars” and “$” each means the lawful currency of the United States of America.

“Voting Stock” of any Person means capital stock or other equity interests of any class or classes (however designated) having ordinary power for the election of directors or other similar governing body of such Person, other than stock or other equity interests having such power only by reason of the happening of a contingency.

“Welfare Plan” means a “welfare plan” as defined in Section 3(1) of ERISA.

“Wholly-owned Subsidiary” means a Subsidiary of which all of the issued and outstanding shares of capital stock (other than directors’ qualifying shares as required by law) or other equity interests are owned by the Borrower and/or one or more Wholly-owned Subsidiaries within the meaning of this definition.

    Section 5.2.    Interpretation. The foregoing definitions are equally applicable to both the singular and plural forms of the terms defined. The words “hereof”, “herein”, and “hereunder” and words of like import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All references to time of day herein are references to Chicago, Illinois, time unless otherwise specifically provided. Where the character or amount of any asset or liability or item of income or expense is required to be determined or any consolidation or other accounting computation is required to be made for the purposes of this Agreement, it shall be done in accordance with GAAP except where such principles are inconsistent with the specific provisions of this Agreement.

    Section 5.3.    Change in Accounting Principles. If, after the date of this Agreement, there shall occur any change in GAAP from those used in the preparation of the financial statements referred to in Section 6.5 hereof and such change shall result in a change in the method of calculation of any financial covenant, standard or term found in this Agreement, either the Borrower or the Required Lenders may by notice to the Lenders and the Borrower, respectively, require that the Lenders and the Borrower negotiate in good faith to amend such covenants, standards, and term so as equitably to reflect such change in accounting principles, with the desired result being that the criteria for evaluating the financial condition of the Borrower and its Subsidiaries shall be the same as if such change had not been made. No delay by the Borrower or the Required Lenders in requiring such negotiation shall limit their right to so require such a negotiation at any time after such a change in accounting principles. Until any such covenant, standard, or term is amended in accordance with this Section 5.3, financial covenants shall be computed and determined in accordance with GAAP in effect prior to such change in accounting principles. Without limiting the generality of the foregoing, the Borrower shall neither be deemed to be in compliance with any financial covenant hereunder nor out of compliance with any financial covenant hereunder if such state of compliance or noncompliance, as the case may be, would not exist but for the occurrence of a change in accounting principles after the date hereof.

Section 6.	Representations and Warranties.

The Borrower represents and warrants to the Administrative Agent and the Lenders as follows:

    Section 6.1.    Organization and Qualification. The Borrower is duly organized, validly existing and in good standing as a corporation under the laws of the State of Indiana, has full and adequate power to own its Property and conduct its business as now conducted, and is duly licensed or qualified and in good standing in each jurisdiction in which the nature of the business conducted by it or the nature of the Property owned or leased by it requires such licensing or qualifying, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect.

    Section 6.2.    Subsidiaries. Each Subsidiary is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated or organized, as the case may be, has full and adequate power to own its Property and conduct its business as now conducted, and is duly licensed or qualified and in good standing in each jurisdiction in which the nature of the business conducted by it or the nature of the Property owned or leased by it requires such licensing or qualifying, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect. Schedule 6.2 hereto identifies each Subsidiary, the jurisdiction of its incorporation or organization, as the case may be, the percentage of issued and outstanding shares of each class of its capital stock or other equity interests owned by the Borrower and the other Subsidiaries and, if such percentage is not 100% (excluding directors’ qualifying shares as required by law), a description of each class of its authorized capital stock and other equity interests and the number of shares of each class issued and outstanding. All of the outstanding shares of capital stock and other equity interests of each Subsidiary are validly issued and outstanding and fully paid and nonassessable and all such shares and other equity interests indicated on Schedule 6.2 as owned by the Borrower or another Subsidiary are owned, beneficially and of record, by the Borrower or such Subsidiary free and clear of all Liens other than Liens not prohibited by Section 8.8(a). There are no outstanding commitments or other obligations of any Subsidiary to issue, and no options, warrants or other rights of any Person to acquire, any shares of any class of capital stock or other equity interests of any Subsidiary.

    Section 6.3.    Authority and Validity of Obligations. The Borrower has full right and authority to enter into this Agreement and the other Loan Documents executed by it, to make the borrowings herein provided for, to issue its Notes in evidence thereof, and to perform all of its obligations hereunder and under the other Loan Documents executed by it. Each Subsidiary has full right and authority to enter into the Loan Documents executed by it, to guarantee the Obligations, Hedging Liability, and Funds Transfer and Deposit Account Liability, and to perform all of its obligations under the Loan Documents executed by it. The Loan Documents delivered by the Borrower and by each Subsidiary have been duly authorized, executed, and delivered by such Person and constitute valid and binding obligations of such Person enforceable against it in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance or similar laws affecting creditors’ rights generally and general principles of equity (regardless of whether the application of such principles is considered in a proceeding in equity or at law); and this Agreement and the other Loan Documents do not, nor does the performance or observance by the Borrower or any Subsidiary of any of the matters and things herein or therein provided for, (a) contravene or constitute a default under any provision of law or any judgment, injunction, order or decree binding upon the Borrower or any Subsidiary or any provision of the organizational documents (e.g., charter, articles of incorporation or by-laws, articles of association or operating agreement, partnership agreement or other similar document) of the Borrower or any Subsidiary, (b) contravene or constitute a default under any covenant, indenture or agreement of or affecting the Borrower or any Subsidiary or any of its Property, in each case where such contravention or default, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect or (c) result in the creation or imposition of any Lien on any Property of the Borrower or any Subsidiary.

    Section 6.4.    Use of Proceeds; Margin Stock. The Borrower shall use the proceeds of the Revolving Credit for its general working capital purposes and for such other legal and proper purposes as are consistent with all applicable laws. Neither the Borrower nor any Subsidiary is engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System), and no part of the proceeds of any Loan or any other extension of credit made hereunder will be used to purchase or carry any such margin stock or to extend credit to others for the purpose of purchasing or carrying any such margin stock. Margin stock (as hereinabove defined) constitutes less than 25% of the assets of the Borrower and its Subsidiaries which are subject to any limitation on sale, pledge or other restriction hereunder.

    Section 6.5.    Financial Reports. The consolidated balance sheet of the Borrower and its Subsidiaries as at December 31, 2005, and the related consolidated statements of income, retained earnings and cash flows of the Borrower and its Subsidiaries for the fiscal year then ended, and accompanying notes thereto, which financial statements are accompanied by the audit report of Grant Thornton LLP, independent public accountants, and the unaudited interim consolidated balance sheet of the Borrower and its Subsidiaries as at April 2, 2006, and the related consolidated statements of income, retained earnings and cash flows of the Borrower and its Subsidiaries for the three (3) months then ended, heretofore furnished to the Administrative Agent and the Lenders, fairly present in all material respects the consolidated financial condition of the Borrower and its Subsidiaries as at said dates and the consolidated results of their operations and cash flows for the periods then ended in conformity with GAAP applied on a consistent basis. Neither the Borrower nor any Subsidiary has contingent liabilities which are material to it other than as indicated on such financial statements or, with respect to future periods, on the financial statements furnished pursuant to Section 8.5 hereof.

    Section 6.6.    No Material Adverse Change. Since December 31, 2005, there has been no change in the financial condition of the Borrower or any Subsidiary except those occurring in the ordinary course of business, none of which individually or in the aggregate have been materially adverse.

    Section 6.7.    Full Disclosure. The statements and information furnished to the Administrative Agent and the Lenders in connection with the negotiation of this Agreement and the other Loan Documents and the commitments by the Lenders to provide all or part of the financing contemplated hereby taken as a whole do not contain any untrue statements of a material fact or omit a material fact necessary to make the material statements contained herein or therein not misleading, the Administrative Agent and the Lenders acknowledging that as to any projections furnished to the Administrative Agent and the Lenders, the Borrower only represents that the same were prepared on the basis of information and estimates the Borrower believed to be reasonable.

    Section 6.8.    Trademarks, Franchises, and Licenses. The Borrower and its Subsidiaries own, possess, or have the right to use all necessary patents, licenses, franchises, trademarks, trade names, trade styles, copyrights, trade secrets, know how, and confidential commercial and proprietary information to conduct their businesses as now conducted, without known conflict with any patent, license, franchise, trademark, trade name, trade style, copyright or other proprietary right of any other Person.

    Section 6.9.    Governmental Authority and Licensing. The Borrower and its Subsidiaries have received all licenses, permits, and approvals of all federal, state, and local governmental authorities, if any, necessary to conduct their businesses, in each case where the failure to obtain or maintain the same could reasonably be expected to have a Material Adverse Effect. No investigation or proceeding which, if adversely determined, could reasonably be expected to result in revocation or denial of any material license, permit or approval is pending or, to the Knowledge of the Borrower, threatened.

    Section 6.10.    Good Title. The Borrower and its Subsidiaries have good and defensible title to (or valid leasehold interests in ) their assets as reflected on the most recent consolidated balance sheet of the Borrower and its Subsidiaries furnished to the Administrative Agent and the Lenders (except for assets sold in the ordinary course of business or pursuant to Dispositions permitted hereunder), subject to no Liens other than such thereof as are permitted by Section 8.8 hereof.

    Section 6.11.    Litigation and Other Controversies. There is no litigation or governmental or arbitration proceeding or labor controversy pending, nor to the Knowledge of the Borrower threatened, against the Borrower or any Subsidiary which individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

    Section 6.12.    Taxes. All income and other material tax returns required to be filed by the Borrower or any Subsidiary in any jurisdiction have, in fact, been filed, and all material taxes, assessments, fees, and other governmental charges upon the Borrower or any Subsidiary or upon any of its Property, income or franchises, which are shown to be due and payable in such returns, have been paid, except such taxes, assessments, fees and governmental charges, if any, as are being contested in good faith and by appropriate proceedings which prevent enforcement of the matter under contest and as to which adequate reserves established in accordance with GAAP have been provided. The Borrower does not know of any proposed additional tax assessment against it or its Subsidiaries for which adequate provisions in accordance with GAAP have not been made on their accounts. Adequate provisions in accordance with GAAP for taxes on the books of the Borrower and each Subsidiary have been made for all open years, and for its current fiscal period.

    Section 6.13.    Approvals. No authorization, consent, license or exemption from, or filing or registration with, any court or governmental department, agency or instrumentality, nor any approval or consent of any other Person, is or will be necessary to the valid execution, delivery or performance by the Borrower or any Subsidiary of any Loan Document, except for such approvals which have been obtained prior to the date of this Agreement and remain in full force and effect.

    Section 6.14.    Affiliate Transactions. Neither the Borrower nor any Subsidiary is a party to any contracts or agreements with any of its Affiliates (other than with Wholly-owned Subsidiaries) on terms and conditions which are less favorable to the Borrower or such Subsidiary than would be usual and customary in similar contracts or agreements between Persons not affiliated with each other.

    Section 6.15.    Investment Company. Neither the Borrower nor any Subsidiary is an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

    Section 6.16.    ERISA. The Borrower and each other member of its Controlled Group has fulfilled its obligations under the minimum funding standards of and is in compliance in all material respects with ERISA and the Code to the extent applicable to it and has not incurred any liability to the PBGC or a Plan under Title IV of ERISA other than a liability to the PBGC for premiums under Section 4007 of ERISA. Neither the Borrower nor any Subsidiary has any contingent liabilities with respect to any post-retirement benefits under a Welfare Plan, other than liability for continuation coverage described in article 6 of Title I of ERISA.

    Section 6.17.    Compliance with Laws. (a) The Borrower and its Subsidiaries are in compliance with the requirements of all federal, state and local laws, rules and regulations applicable to or pertaining to their Property or business operations (including, without limitation, the Occupational Safety and Health Act of 1970, the Americans with Disabilities Act of 1990, and laws and regulations establishing quality criteria and standards for air, water, land and toxic or hazardous wastes and substances), where any non-compliance with any such requirements, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

    (b)    Without limiting the representations and warranties set forth in Section 6.17(a) above, except for such matters, individually or in the aggregate, which could not reasonably be expected to result in a Material Adverse Effect, the Borrower represents and warrants that: (i) the Borrower and its Subsidiaries, and each of the Premises, comply in all material respects with all applicable Environmental Laws; (ii) the Borrower and its Subsidiaries have obtained all governmental approvals required for their operations and each of the Premises by any applicable Environmental Law; (iii) the Borrower and its Subsidiaries have not, and the Borrower has no Knowledge of any other Person who has, caused any Release, threatened Release or disposal of any Hazardous Material at, on, about, or off any of the Premises in any material quantity and, to the Knowledge of the Borrower, none of the Premises are adversely affected by any Release, threatened Release or disposal of a Hazardous Material originating or emanating from any other property; (iv) none of the Premises contain and have contained any: (1) underground storage tank, (2) material amounts of asbestos containing building material, (3) landfills or dumps, (4) hazardous waste management facility as defined pursuant to RCRA or any comparable state law, or (5) site on or nominated for the National Priority List promulgated pursuant to CERCLA or any state remedial priority list promulgated or published pursuant to any comparable state law; (v) the Borrower and its Subsidiaries have not used a material quantity of any Hazardous Material and have conducted no Hazardous Material Activity at any of the Premises; (vi) the Borrower and its Subsidiaries have no material liability for response or corrective action, natural resource damage or other harm pursuant to CERCLA, RCRA or any comparable state law; (vii) the Borrower and its Subsidiaries are not subject to, have no notice or Knowledge of and are not required to give any notice of any Environmental Claim involving the Borrower or any Subsidiary or any of the Premises, and there are no conditions or occurrences at any of the Premises which could reasonably be anticipated to form the basis for an Environmental Claim against the Borrower or any Subsidiary or such Premises; (viii) none of the Premises are subject to any, and the Borrower has no Knowledge of any imminent, restriction on the ownership, occupancy, use or transferability of the Premises in connection with any (1) Environmental Law or (2) Release, threatened Release or disposal of a Hazardous Material; and (ix) there are no conditions or circumstances at any of the Premises which pose an unreasonable risk to the environment or the health or safety of Persons.

    Section 6.18.    Other Agreements. Neither the Borrower nor any Subsidiary is in default under the terms of any covenant, indenture or agreement of or affecting such Person or any of its Property, which default if uncured could reasonably be expected to have a Material Adverse Effect.

    Section 6.19.    Solvency. The Borrower and its Subsidiaries are solvent, able to pay their debts as they become due, and have sufficient capital to carry on their business and all businesses in which they are about to engage.

    Section 6.20.    No Default. No Default or Event of Default has occurred and is continuing.

    Section 6.21.    Subordinated Indebtedness. The subordination provisions of the Subordinated Note Documents and each of the Subordinated Notes are enforceable against the Subordinated Noteholders and the Obligations constitute “Senior Debt” (or an appropriate equivalent term) under and as defined in the Subordinated Note Documents and each of the Subordinated Notes.

Section 7.	Conditions Precedent.

The obligation of each Lender to advance, continue or convert any Loan (other than the continuation of, or conversion into, a Base Rate Loan) or of the L/C Issuer to issue, extend the expiration date (including by not giving notice of non-renewal) of or increase the amount of any Letter of Credit under this Agreement, shall be subject to the following conditions precedent:

    Section 7.1.    All Credit Events. At the time of each Credit Event hereunder:

(a)    each of the representations and warranties set forth herein and in the other Loan Documents shall be and remain true and correct as of said time, except to the extent the same expressly relate to an earlier date;

(b)    the Borrower and each Subsidiary shall be in compliance in all material respects with all of the terms and conditions hereof and of the other Loan Documents, and no Default or Event of Default shall have occurred and be continuing or would occur as a result of such Credit Event; and

(c)     in the case of a Borrowing the Administrative Agent shall have received the notice required by Section 1.5 hereof, in the case of the issuance of any Letter of Credit, the L/C Issuer shall have received a duly completed Application for such Letter of Credit together with any fees called for by Section 2.1 hereof, and, in the case of an extension or increase in the amount of a Letter of Credit, a written request therefor in a form reasonably acceptable to the L/C Issuer together with fees called for by Section 2.1 hereof.

Each request for a Borrowing hereunder and each request for the issuance of, increase in the amount of, or extension of the expiration date of, a Letter of Credit shall be deemed to be a representation and warranty by the Borrower on the date on such Credit Event as to the facts specified in subsections (a) through (c), both inclusive, of this Section.

    Section 7.2.    Initial Credit Event. Before or concurrently with the initial Credit Event:

    (a)    the Administrative Agent shall have received (i) for each Lender this Agreement duly executed by the Borrower, Guarantors, and the Lenders and (ii) for each Lender that has requested a Note, such Lender’s duly executed Note;

    (b)    the Administrative Agent shall have received for each Lender copies of the Borrower’s and each Guarantor’s articles of incorporation and bylaws (or comparable organizational documents) and any amendments thereto, certified in each instance by its Secretary or Assistant Secretary;

    (c)    the Administrative Agent shall have received for each Lender copies of resolutions of the Borrower’s and each Guarantor’s Board of Directors (or similar governing body) authorizing the execution, delivery and performance of this Agreement and the other Loan Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby, together with specimen signatures of the persons authorized to execute such documents on the Borrower’s and each Guarantor’s behalf, all certified in each instance by its Secretary or Assistant Secretary;

    (d)    the Administrative Agent shall have received for each Lender copies of the certificates of good standing for the Borrower and each Guarantor (dated no earlier than 20 days prior to the date hereof) from the office of the secretary of the state of its incorporation or organization and of each state in which it is qualified to do business as a foreign corporation or organization;

    (e)    the Administrative Agent shall have received for each Lender a list of the Borrower’s Authorized Representatives;

    (f)    the Administrative Agent shall have received for itself and for the Lenders the initial fees called for by Section 2.1 hereof;

    (g)    the Administrative Agent shall have received pay-off and lien release letters from secured creditors of the Borrower and each Subsidiary that is not a Foreign Subsidiary (other than any secured creditors that hold indebtedness permitted under Section 8.7) setting forth, among other things, the total amount of indebtedness outstanding and owing to them (or outstanding letters of credit issued for the account of the Borrower or any Subsidiary) and containing an undertaking to cause to be delivered to the Administrative Agent UCC termination statements and any other lien release instruments necessary to release their Liens on the assets of the Borrower and each such Subsidiary, which pay-off and lien release letters shall be in form and substance reasonably acceptable to the Administrative Agent;

    (h)    the Administrative Agent shall have received for each Lender the favorable written opinion of counsel to the Borrower and each Guarantor, in form and substance reasonably satisfactory to the Administrative Agent; and

    (i)    the Administrative Agent shall have received for the account of the Lenders such other agreements, instruments, documents, certificates, and opinions as the Administrative Agent may reasonably request.

Section 8.	Covenants.

The Borrower agrees that, so long as any credit is available to or in use by the Borrower hereunder, except to the extent compliance in any case or cases is waived in writing pursuant to the terms of Section 13.13 hereof:

    Section 8.1.    Maintenance of Business. The Borrower shall, and shall cause each Subsidiary to, preserve and maintain its existence, except as otherwise provided in Section 8.10(e) hereof. The Borrower shall, and shall cause each Subsidiary to, preserve and keep in force and effect all licenses, permits, franchises, approvals, patents, trademarks, trade names, trade styles, copyrights, and other proprietary rights necessary to the proper conduct of its business where the failure to do so could reasonably be expected to have a Material Adverse Effect.

    Section 8.2.    Maintenance of Properties. The Borrower shall, and shall cause each Subsidiary to, maintain, preserve, and keep its material property, plant, and equipment in good repair, working order and condition (ordinary wear and tear excepted), and shall from time to time make all needful and proper repairs, renewals, replacements, additions, and betterments thereto so that at all times the efficiency thereof shall be fully preserved and maintained, except to the extent that, in the reasonable business judgment of such Person, any such Property is no longer necessary for the proper conduct of the business of such Person.

    Section 8.3.    Taxes and Assessments. The Borrower shall duly pay and discharge, and shall cause each Subsidiary to duly pay and discharge, all taxes, rates, assessments, fees, and governmental charges upon or against it or its Property, in each case before the same become delinquent and before penalties accrue thereon, unless and to the extent that the same (i) could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect or (ii) are being contested in good faith and by appropriate proceedings which prevent enforcement of the matter under contest and adequate reserves are provided therefor.

    Section 8.4.    Insurance. The Borrower shall insure and keep insured, and shall cause each Subsidiary to insure and keep insured, with good and responsible insurance companies, all insurable Property owned by it which is of a character usually insured by Persons similarly situated and operating like Properties against loss or damage from such hazards and risks, and in such amounts, as are insured by Persons similarly situated and operating like Properties; and the Borrower shall insure, and shall cause each Subsidiary to insure, such other hazards and risks (including, without limitation, employers’ and public liability risks) with good and responsible insurance companies as and to the extent usually insured by Persons similarly situated and conducting similar businesses. The Borrower shall, upon the request of the Administrative Agent, furnish to the Administrative Agent and the Lenders a certificate setting forth in summary form the nature and extent of the insurance maintained pursuant to this Section.

    Section 8.5.    Financial Reports. The Borrower shall, and shall cause each Subsidiary to, maintain a standard system of accounting in accordance with GAAP and shall furnish to the Administrative Agent, each Lender and each of their duly authorized representatives such information respecting the business and financial condition of the Borrower and each Subsidiary as the Administrative Agent or such Lender may reasonably request; and without any request, shall furnish to the Administrative Agent and the Lenders:

    (a)    as soon as available, and in any event within 45 days after the close of each of the first three fiscal quarters of each fiscal year of the Borrower, a copy of the consolidated balance sheet of the Borrower and its Subsidiaries as of the last day of such fiscal quarter and the consolidated statements of income, retained earnings, and cash flows of the Borrower and its Subsidiaries for the fiscal quarter and for the fiscal year-to-date period then ended, each in reasonable detail showing in comparative form the figures for the corresponding date and period in the previous fiscal year, prepared by the Borrower in accordance with GAAP (subject to the absence of footnote disclosures and year-end audit adjustments) and certified to by its chief financial officer or another officer of the Borrower reasonably acceptable to the Administrative Agent;

    (b)    as soon as available, and in any event within 90 days after the close of each fiscal year of the Borrower, a copy of the consolidated balance sheet of the Borrower and its Subsidiaries as of the last day of the fiscal year then ended and the consolidated statements of income, retained earnings, and cash flows of the Borrower and its Subsidiaries for the fiscal year then ended, and accompanying notes thereto, each in reasonable detail showing in comparative form the figures for the previous fiscal year, accompanied in the case of the consolidated financial statements by an unqualified opinion of Grant Thornton LLP or another firm of independent public accountants of recognized national standing, selected by the Borrower and reasonably satisfactory to the Administrative Agent, to the effect that the consolidated financial statements have been prepared in accordance with GAAP and present fairly in accordance with GAAP the consolidated financial condition of the Borrower and its Subsidiaries as of the close of such fiscal year and the results of their operations and cash flows for the fiscal year then ended and that an examination of such accounts in connection with such financial statements has been made in accordance with generally accepted auditing standards and, accordingly, such examination included such tests of the accounting records and such other auditing procedures as were considered necessary in the circumstances; provided that such opinion may be limited in form, scope and substance to the extent required by applicable accounting rules or guidelines as in effect from time to time.

    (c)    within the period provided in subsection (b) above, the written statement of the accountants who certified the audit report thereby required that in the course of their audit they have obtained no knowledge of any Default or Event of Default, or, if such accountants have obtained knowledge of any such Default or Event of Default, they shall disclose in such statement the nature and period of the existence thereof; provided that such written statement may be limited in form, scope and substance to the extent required by applicable accounting rules or guidelines as in effect from time to time;

    (d)    promptly after receipt thereof, any additional final written reports, management letters or other detailed information contained in writing concerning significant aspects of the Borrower’s or any Subsidiary’s operations and financial affairs given to it by its independent public accountants;

    (e)    promptly after the sending or filing thereof, copies of each financial statement, report, notice or proxy statement sent by the Borrower or any Subsidiary to its stockholders or other equity holders, and copies of each regular, periodic or special report, registration statement or prospectus (including all Form 10-K, Form 10-Q and Form 8-K reports) filed by the Borrower or any Subsidiary with any securities exchange or the Securities and Exchange Commission or any successor agency;

    (f)    promptly after receipt thereof, a copy of each final audit made by any regulatory agency of the books and records of the Borrower or any Subsidiary or of notice of any material noncompliance with any applicable law, regulation or guideline relating to the Borrower or any Subsidiary, or its business;

    (g)    as soon as available, and in any event within 60 days after the beginning of each fiscal year of the Borrower, a copy of the Borrower’s consolidated business plan for such fiscal year, such business plan to show the Borrower’s projected consolidated revenues, expenses and balance sheet on a quarter-by-quarter/month-by-month basis, such business plan to be in reasonable detail prepared by the Borrower and in form reasonably satisfactory to the Administrative Agent (which shall include a summary of all assumptions made in preparing such business plan);

    (h)    notice of any Change in Control;

    (i)    promptly after Knowledge thereof shall have come to the attention of any Authorized Officer of the Borrower, written notice of any threatened or pending litigation or governmental or arbitration proceeding or labor controversy against the Borrower or any Subsidiary which, if adversely determined, could reasonably be expected to have a Material Adverse Effect or of the occurrence of any Default or Event of Default hereunder; and

    (j)    with each of the financial statements furnished to the Lenders pursuant to subsections (a) and (b) above, a written certificate in the form attached hereto as Exhibit F signed by the chief financial officer of the Borrower or another officer of the Borrower reasonably acceptable to the Administrative Agent to the effect that to the best of such officer’s Knowledge and belief no Default or Event of Default has occurred during the period covered by such statements or, if any such Default or Event of Default has occurred during such period, setting forth a description of such Default or Event of Default and specifying the action, if any, taken by the Borrower or any Subsidiary to remedy the same. Such certificate shall also set forth the calculations supporting such statements in respect of Sections 8.22 and 8.23 hereof.

    Section 8.6.    Inspection. The Borrower shall, and shall cause each Subsidiary to, permit the Administrative Agent, each Lender, and each of their duly authorized representatives and agents to visit and inspect any of its Property, corporate books, and financial records, to examine and make copies of its books of accounts and other financial records, and to discuss its affairs, finances, and accounts with, and to be advised as to the same by, its officers, employees and independent public accountants (and by this provision the Borrower hereby authorizes such accountants to discuss with the Administrative Agent and such Lenders the finances and affairs of the Borrower and its Subsidiaries) at such reasonable times and intervals as the Administrative Agent or any such Lender may designate and, prior to the occurrence and during the continuance of an Event of Default, in the presence of a designated representative of the Borrower or such Subsidiary if requested by the Borrower or such Subsidiary and at the expense of the Administrative Agent or the Lenders, as applicable.

    Section 8.7.    Borrowings and Guaranties. The Borrower shall not, nor shall it permit any Subsidiary to, issue, incur, assume, create or have outstanding any Indebtedness for Borrowed Money, or be or become liable as endorser, guarantor, surety or otherwise for any debt, obligation or undertaking of any other Person, or otherwise agree to provide funds for payment of the obligations of another, or otherwise assure a creditor of another against loss, or apply for or become liable to the issuer of a letter of credit which supports an obligation of another, or subordinate any claim or demand it may have to the claim or demand of any other Person if to do so would, in any case, cause the Borrower to violate the financial covenants set forth in Sections 8.22 or 8.23; in addition:

    (a)    purchase money indebtedness and Capitalized Lease Obligations of the Borrower and its Subsidiaries shall not exceed in the aggregate outstanding at any time 10% of the book value of the assets of the Borrower and its Subsidiaries as shown on the Borrower’s balance sheet as of the end of the immediately preceding fiscal year;

    (b)    indebtedness from time to time owing by the Foreign Subsidiaries, taken as a whole, to the Borrower or any Guarantor shall not exceed in aggregate principal amount at any time outstanding 10% of the book value of the assets of the Borrower and its Subsidiaries as shown on the Borrower’s balance sheet as of the end of the immediately preceding fiscal year; and

    (c)    Securitization Attributed Indebtedness shall not exceed $25,000,000 in aggregate principal amount outstanding at any time;

provided, however, that the foregoing limitations shall not apply to or operate to prevent the incurrence of the indebtedness described in Schedule 8.7 hereto (including amounts available to be drawn under the facilities described on such Schedule), and any extensions, renewal, refunding or replacement of such indebtedness; provided that any such extension, renewal, refunding or replacement is in an aggregate principal amount not greater than the principal amount of such indebtedness so extended, renewed, refunded or replaced.

    Section 8.8.    Liens. The Borrower shall not, nor shall it permit any Subsidiary to, create, incur or permit to exist any Lien of any kind on any Property owned by any such Person; provided, however, that the foregoing shall not apply to nor operate to prevent:

    (a)    Liens arising by statute in connection with worker’s compensation, unemployment insurance, old age benefits, social security obligations, taxes, assessments, statutory obligations or other similar charges (other than material Liens arising under ERISA), good faith cash deposits in connection with tenders, contracts or leases to which the Borrower or any Subsidiary is a party or other cash deposits required to be made in the ordinary course of business, provided in each case that the obligation is not for borrowed money and adequate reserves have been established therefor;

    (b)    mechanics’, workmen’s, materialmen’s, landlords’, carriers’ or other similar Liens arising in the ordinary course of business with respect to obligations which are not overdue for longer than 60 days or which are being contested in good faith by appropriate proceedings which prevent enforcement of the matter under contest;

    (c)    judgment liens and judicial attachment liens not constituting an Event of Default under Section 9.1(g) hereof and the pledge of assets for the purpose of securing an appeal, stay or discharge in the course of any legal proceeding, provided that the aggregate amount of such judgment liens and attachments and liabilities of the Borrower and its Subsidiaries secured by a pledge of assets permitted under this subsection, including interest and penalties thereon, if any, shall not be in excess of $10,000,000 at any one time outstanding;

    (d)    Liens on Property of the Borrower or any Subsidiary created solely for the purpose of securing indebtedness permitted by Section 8.7(a) hereof, representing or incurred to finance the purchase price of Property, provided that no such Lien shall extend to or cover other Property of the Borrower or such Subsidiary other than the respective Property so acquired, and the principal amount of indebtedness secured by any such Lien shall at no time exceed the purchase price of such Property, as reduced by repayments of principal thereon;

    (e)    any interest or title of a lessor under any operating lease;

    (f)    easements, rights-of-way, restrictions, licenses and covenants and other similar encumbrances against real property which, in the aggregate, are not substantial in amount and which do not materially detract from the value of the Property subject thereto or materially interfere with the ordinary conduct of the business of the Borrower or any Subsidiary;

    (g)    Liens described in Schedule 8.8 hereto and extensions, renewals, refunding and replacements thereof; provided that any such extension, renewal, refunding or replacement Lien shall be limited to the Property covered by the Lien extended, renewed, refunded or replaced and that the obligations secured by any such extension, renewal, refunding or replacement shall be in amount not greater than the amount of the obligations then secured by the Lien extended, renewed, refunded or replaced;

    (h)    any Lien in connection with a Permitted Acquisition on or affecting any Property (other than capital stock) acquired by the Borrower or a Subsidiary or Property (other than capital stock) of any acquired Subsidiary after the date of this Agreement; provided that (i) such Lien is created prior to the date on which such Person becomes a Subsidiary or such Property is acquired by the Borrower or such Subsidiary, (ii) the Lien was not created in contemplation of the Acquisition, and (iii) such Lien secures Indebtedness permitted hereunder and the principal amount thereof has not increased in contemplation of or since such Acquisition;

    (i)    Liens representing the interest of any transferee of the Borrower’s or its Subsidiaries’ accounts receivable and related rights in connection with a Permitted Securitization; and

    (j)    Liens not otherwise permitted under this Section 8.8 on Property (other than (i) shares of stock in any Subsidiary and (ii) receivables, inventory and similar working capital assets) securing Indebtedness for Borrowed Money that is in an aggregate principal amount at any time not exceeding 10% of the book value of the assets of the Borrower and its Subsidiaries as shown on the Borrower’s balance sheet as of the end of the immediately preceding fiscal year.

    Section 8.9.    Investments, Acquisitions, Loans and Advances. The Borrower shall not, nor shall it permit any Subsidiary to, directly or indirectly, make, retain or have outstanding any investments (whether through purchase of stock or obligations or otherwise) in, or loans or advances to, any other Person, or acquire all or any substantial part of the assets or business of any other Person or division thereof; provided, however, that the foregoing limitation shall not apply to nor operate to prevent:

    (a)    investments in direct obligations of the United States of America or of any agency or instrumentality thereof whose obligations constitute full faith and credit obligations of the United States of America, provided that any such obligations shall mature within one year of the date of issuance thereof;

    (b)    investments in commercial paper rated at least P-2 by Moody’s and at least A-2 by S&P maturing within one year of the date of issuance thereof;

    (c)    investments in certificates of deposit issued by any Lender or by any United States commercial bank having capital and surplus of not less than $100,000,000 which have a maturity of one year or less;

    (d)    investments in repurchase obligations with a term of not more than 7 days for underlying securities of the types described in subsection (a) above entered into with any bank meeting the qualifications specified in subsection (c) above, provided all such agreements require physical delivery of the securities securing such repurchase agreement, except those delivered through the Federal Reserve Book Entry System;

    (e)    investments in money market funds that are rated “AA” or higher by S&P;

    (f)    each of the Borrower’s and its Subsidiaries’ investments existing on the date of this Agreement in its respective Subsidiaries;

    (g)    intercompany advances made from time to time by the Borrower and/or any Guarantor to any one or more Guarantors or by a Guarantor to the Borrower, in each case in the ordinary course of business to finance working capital needs;

    (h)    intercompany advances from time to time by a Foreign Subsidiary to the Borrower or one or more Subsidiaries, in each case in the ordinary course of business to finance working capital needs;

    (i)    intercompany advances from time to time by the Borrower or any Guarantor to any one or more Foreign Subsidiaries not to exceed 10% of the book value of the assets of the Borrower and its Subsidiaries as shown on the Borrower’s balance sheet as of the end of the immediately preceding fiscal year in aggregate principal amount outstanding for all such advances at any one time, in each case in the ordinary course of business to finance working capital needs;

    (j)    Permitted Acquisitions;

    (k)    investments described in Schedule 8.9 hereto;

    (l)    investments in stock, obligations or securities received in settlement of debts (created in the ordinary course of business) owing to the Borrower or any Subsidiary;

    (m)    investments in preferred stock or corporate bonds of domestic corporations all of whose senior debt bears a rating of at least “A” by S&P or Moody’s;

    (n)    investments in securities received as consideration in a sale of Property permitted by Section 8.10;

    (o)    investments in the form of advances to employees in the ordinary course of business for moving, relocation and travel expenses and other loans to employees for any lawful purpose not to exceed $3,000,000 in the aggregate at any one time outstanding;

    (p)    investments in Subsidiaries in connection with transactions permitted under Section 8.10(c);

    (q)    investments in CTS Electronics Zhong Shan, Ltd., a Peoples’ Republic of China company, in an aggregate amount not to exceed $10,000,000;

    (r)    with respect to any Foreign Subsidiary, investments in (i) certificates of deposits, time deposits and interest bearing demand deposits issued by any Lender or any commercial bank of recognized standing chartered in the country where such Foreign Subsidiary is domiciled having capital and surplus of not less than $100,000,000 (or its equivalent) which have a maturity of one year or less and (ii) direct obligations of the national government of the country where such Foreign Subsidiary is chartered provided that such sovereign debt has either a (A) short-term sovereign currency rating of A-1 or higher by S&P or (B) long-term debt rating of AA or higher by S&P, in an amount not to exceed $50,000,000 in the aggregate at any one time outstanding with respect to this clause (B);

    (s)    investment of any acquired Subsidiary, provided that the investments are made prior to the date on which such Person becomes a Subsidiary and such investments were not made in contemplation of the Acquisition; and

    (t)    other investments, loans, and advances in addition to those otherwise permitted by this Section in an amount not to exceed 10% of the book value of the assets of the Borrower and its Subsidiaries as shown on the Borrower’s balance sheet as of the end of the immediately preceding fiscal year in the aggregate at any one time outstanding.

In determining the amount of investments, acquisitions, loans, and advances permitted under this Section, investments and acquisitions shall always be taken at the original cost thereof (regardless of any subsequent appreciation or depreciation therein), and loans and advances shall be taken at the principal amount thereof then remaining unpaid.

    Section 8.10.    Mergers, Consolidations and Sales. The Borrower shall not, nor shall it permit any Subsidiary to, be a party to any merger or consolidation, or sell, transfer, lease or otherwise dispose of all or any part of its Property, including any disposition of Property as part of a sale and leaseback transaction, or in any event sell or discount (with or without recourse) any of its notes or sell accounts receivable; provided, however, that this Section shall not apply to nor operate to prevent:

    (a)    the sale or lease of inventory in the ordinary course of business;

    (b)    the sale, transfer, lease or other disposition of Property of the Borrower and the Guarantors to one another in the ordinary course of its business;

    (c)    the sale, transfer, lease or other disposition of Property of a Foreign Subsidiary to the Borrower or any Subsidiary;

    (d)    the sale, transfer, lease or other disposition of Property of the Borrower and the Guarantors to any one or more Foreign Subsidiaries not to exceed 10% of the book value of the Borrower and its Subsidiaries assets as shown on the Borrower’s balance sheet as of the end of the immediately preceding fiscal year in the aggregate for all such transactions from the Closing Date, in each in the ordinary course of business;

    (e)    the merger of any Subsidiary with and into, the dissolution of any Subsidiary liquidating into, or the transfer of the capital stock or other equity interest of any Subsidiary to the Borrower or any other Subsidiary, provided that, in the case of any merger involving the Borrower, the Borrower is the corporation surviving the merger provided further that any merger involving a Guarantor, but not the Borrower, a Guarantor is the corporation surviving the merger;

    (f)    the sale or discount of delinquent notes or the sale of accounts receivable in the ordinary course of business for purposes of collection only (and not for the purpose of any bulk sale or securitization transaction (other than a Permitted Securitization));

    (g)    the sale, transfer or other disposition of any tangible personal property that, in the reasonable business judgment of the Borrower or its Subsidiary, has become obsolete or worn out, and which is disposed of in the ordinary course of business;

    (h)    the sale, transfer or other disposition of Property of the Borrower which is classified as “held for sale” on the Borrower’s balance sheet;

    (i)    the sale, transfer or other disposition of the Borrower’s facilities located in Berne, Indiana and in Albuquerque, New Mexico;

    (j)    the sale of investments permitted pursuant to Section 8.9(a) through (e), (l), (m) and (n); and

    (k)    the sale, transfer, lease or other disposition of Property of the Borrower or any Subsidiary (including any disposition of Property as part of a sale and leaseback transaction) aggregating for the Borrower and its Subsidiaries during any fiscal year of the Borrower of an amount not more than 10% of the fair market value of the assets of the Borrower and its Subsidiaries as shown on the Borrower’s balance sheet as of the end of the immediately preceding fiscal year.

    Section 8.11.    Maintenance of Subsidiaries. The Borrower shall not assign, sell or transfer, nor shall it permit any Subsidiary to issue, assign, sell or transfer, any shares of capital stock or other equity interests of a Subsidiary; provided, however, that the foregoing shall not operate to prevent (a) the issuance, sale, and transfer to any person of any shares of capital stock of a Subsidiary solely for the purpose of qualifying, and to the extent legally necessary to qualify, such person as a director of such Subsidiary, and (b) any transaction permitted by Section 8.10(e) or (k) above.

    Section 8.12.    Dividends and Certain Other Restricted Payments. The Borrower shall not, nor shall it permit any Subsidiary to, (a) declare or pay any dividends on or make any other distributions in respect of any class or series of its capital stock or other equity interests or (b) directly or indirectly purchase, redeem, or otherwise acquire or retire any of its capital stock or other equity interests or any warrants, options, or similar instruments to acquire the same; provided, however, that the foregoing shall not operate to prevent (I) the making of dividends or distributions (i) by any Subsidiary of the Borrower or its Subsidiaries to its parent corporation and (ii) so long as no Default or Event of Default under Section 8.23 exists prior to or would result on a pro forma basis after giving effect to such action, by the Borrower, (II) any distribution or redemption under the Borrower’s Shareholder Rights Plan, and (III) so long as no Default or Event of Default has occurred and is continuing, the Borrower may repurchase shares of its capital stock for an aggregate purchase price not to exceed $110,000,000 from the Closing Date.

    Section 8.13.    ERISA. The Borrower shall, and shall cause each Subsidiary to, promptly pay and discharge all obligations and liabilities arising under ERISA of a character which if unpaid or unperformed could reasonably be expected to result in the imposition of a Lien against any of its Property. The Borrower shall, and shall cause each Subsidiary to, promptly notify the Administrative Agent and each Lender of: (a) the occurrence of any reportable event (as defined in ERISA) with respect to a Plan, (b) receipt of any notice from the PBGC of its intention to seek termination of any Plan or appointment of a trustee therefor, (c) its intention to terminate or withdraw from any Plan, and (d) the occurrence of any event with respect to any Plan which would result in the incurrence by the Borrower or any Subsidiary of any material liability, fine or penalty, or any material increase in the contingent liability of the Borrower or any Subsidiary with respect to any post-retirement Welfare Plan benefit.

    Section 8.14.    Compliance with Laws. (a) The Borrower shall, and shall cause each Subsidiary to, comply in all respects with the requirements of all federal, state, and local laws, rules, regulations, ordinances and orders applicable to or pertaining to its Property or business operations, where any non-compliance with such requirements, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect or result in a Lien upon any of its Property other than a Lien permitted under Section 8.8.

    (b)    Without limiting the agreements set forth in Section 8.14(a) above, the Borrower shall, and shall cause each Subsidiary to, at all times, do the following to the extent the failure to do so, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect: (i) comply in all material respects with, and maintain each of the Premises in compliance in all material respects with, all applicable Environmental Laws; (ii) require that each tenant and subtenant, if any, of any of the Premises or any part thereof comply in all material respects with all applicable Environmental Laws; (iii) obtain and maintain in full force and effect all material governmental approvals required by any applicable Environmental Law for operations at each of the Premises; (iv) cure any material violation by it or at any of the Premises of applicable Environmental Laws; (v) not allow the presence or operation at any of the Premises of any (1) landfill or dump or (2) hazardous waste management facility or solid waste disposal facility as defined pursuant to RCRA or any comparable state law; (vi) not manufacture, use, generate, transport, treat, store, release, dispose or handle any Hazardous Material at any of the Premises except in the ordinary course of its business and in de minimis amounts; (vii) within 10 Business Days notify the Administrative Agent in writing of and provide any reasonably requested documents upon learning of any of the following in connection with the Borrower or any Subsidiary or any of the Premises: (1) any material liability for response or corrective action, natural resource damage or other harm pursuant to CERCLA, RCRA or any comparable state law; (2) any material Environmental Claim; (3) any material violation of an Environmental Law or material Release, threatened Release or disposal of a Hazardous Material; (4) any restriction on the ownership, occupancy, use or transferability arising pursuant to any (x) Release, threatened Release or disposal of a Hazardous Substance or (y) Environmental Law; or (5) any environmental, natural resource, health or safety condition, which could reasonably be expected to have a Material Adverse Effect; (viii) conduct at its expense any investigation, study, sampling, testing, abatement, cleanup, removal, remediation or other response action necessary to remove, remediate, clean up or abate any material Release, threatened Release or disposal of a Hazardous Material as required by any applicable Environmental Law, (ix) abide by and observe any restrictions on the use of the Premises imposed by any governmental authority as set forth in a deed or other instrument affecting the Borrower’s or any Subsidiary’s interest therein; (x) promptly provide or otherwise make available to the Administrative Agent any reasonably requested environmental record concerning the Premises which the Borrower or any Subsidiary possesses or can reasonably obtain; and (xi) perform, satisfy, and implement any operation or maintenance actions required by any governmental authority or Environmental Law, or included in any no further action letter or covenant not to sue issued by any governmental authority under any Environmental Law.

    Section 8.15.    Burdensome Contracts With Affiliates. The Borrower shall not, nor shall it permit any Subsidiary to, enter into any contract, agreement or business arrangement with any of its Affiliates on terms and conditions which are less favorable to the Borrower or such Subsidiary than would be usual and customary in similar contracts, agreements or business arrangements between Persons not affiliated with each other.

    Section 8.16.    No Changes in Fiscal Year. The fiscal year of the Borrower and its Subsidiaries ends on December 31 of each year; and the Borrower shall not, nor shall it permit any Subsidiary to, change its fiscal year from its present basis.

    Section 8.17.    Formation of Subsidiaries. Promptly upon the formation or acquisition of any Subsidiary, the Borrower shall provide the Administrative Agent and the Lenders notice thereof and timely comply with the requirements of Section 4 hereof (at which time Schedule 6.2 shall be deemed amended to include reference to such Subsidiary).

    Section 8.18.    Change in the Nature of Business. The Borrower shall not, nor shall it permit any Subsidiary to, engage in any business or activity if, as a result, the general nature of the business of the Borrower or any Subsidiary would be changed in any material respect from the general nature of the business engaged in by it as of the Closing Date.

    Section 8.19.    Use of Loan Proceeds. The Borrower shall use the credit extended under this Agreement solely for the purposes set forth in, or otherwise permitted by, Section 6.4 hereof.

    Section 8.20.    No Restrictions. Except as provided herein and in the Subordinated Note Documents, the Borrower shall not, nor shall it permit any Subsidiary to, directly or indirectly create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of the Borrower or any Subsidiary to: (a) pay dividends or make any other distribution on any Subsidiary’s capital stock or other equity interests owned by the Borrower or any other Subsidiary, (b) pay any indebtedness owed to the Borrower or any other Subsidiary, (c) make loans or advances to the Borrower or any other Subsidiary, (d) transfer any of its Property to the Borrower or any other Subsidiary or (e) guarantee the Obligations as required by the Loan Documents.

    Section 8.21.    Subordinated Debt. The Borrower shall not amend, modify or supplement, or permit any Subsidiary to amend, modify or supplement (or consent to any amendment, modification or supplement of), any document, agreement or instrument evidencing the Subordinated Notes or any replacements, substitutions or renewals thereof (including, without limitation, the Subordinated Note Documents) where such amendment, modification or supplement provides for the following or which has any of the following effects:

    (i)    shortens or accelerates the date upon which any installment of principal or interest becomes due or adds any additional mandatory redemption provisions;

    (ii)    shortens the final maturity date of the Subordinated Notes or otherwise accelerates the amortization schedule with respect to the Subordinated Notes;

    (iii)    increases the rate of interest accruing on the Subordinated Notes;

    (iv)    provides for the payment of additional fees or increases existing fees;

    (v)    amends or modifies any financial or negative covenant (or covenant which prohibits or restricts the Borrower or a Subsidiary thereof from taking certain actions) in a manner which is more onerous or more restrictive in any material respect to the Borrower (or any Subsidiary of the Borrower) than the financial or negative covenants contained herein or in the Subordinated Note Documents as in effect on the Closing Date or which is otherwise materially adverse to the Borrower and/or the Lenders or, in the case of adding covenants, which places material additional restrictions on the Borrower (or a Subsidiary of the Borrower) or which requires the Borrower or any such Subsidiary to comply with more restrictive financial ratios or which requires the Borrower to better its financial performance from that set forth in the existing financial covenants;

    (vii)    amends, modifies or adds any affirmative covenant in a manner which, when taken as a whole, is materially adverse to the Borrower and/or the Lenders; or

    (viii)    amends, modifies, suspends or supplements the subordination provisions thereof;

provided, however, that nothing in this Section 8.21 shall restrict the put, redemption or conversion rights set forth in the Subordinated Indenture, or the manner of settlement with respect thereto by the Borrower.

    Section 8.22.    Leverage Ratio. As of the last day of each fiscal quarter of the Borrower, the Borrower shall not permit the Leverage Ratio to be greater than 3.50 to 1.00.

    Section 8.23.    Fixed Charge Coverage Ratio. As of the last day of each fiscal quarter of the Borrower, the Borrower shall maintain a ratio of (a) Adjusted EBITDA for the four fiscal quarters of the Borrower then ended to (b) Fixed Charges for the same four fiscal quarters then ended of not less than 1.25 to 1.00.

Section 9.	Events of Default and Remedies.

    Section 9.1.    Events of Default. Any one or more of the following shall constitute an “Event of Default” hereunder:

    (a)    default in the payment (i) when due of all or any part of the principal of or (ii) within two (2) Business Days of when due of all or any part of the interest on any Note or Loan (whether at the stated maturity thereof or at any other time provided for in this Agreement) or of any Reimbursement Obligation or of any fee or other Obligation payable hereunder or under any other Loan Document;

    (b)    default in the observance or performance of any covenant set forth in Sections 8.1, 8.7, 8.8, 8.9, 8.10, 8.11, 8.12, 8.21, 8.22 or 8.23 hereof;

    (c)    default in the observance or performance of any other provision hereof or of any other Loan Document which is not remedied within 30 days after the earlier of (i) the date on which such failure shall first become known to any Authorized Officer of the Borrower or (ii) written notice thereof is given to the Borrower by the Administrative Agent;

    (d)    any representation or warranty made herein or in any other Loan Document or in any certificate furnished to the Administrative Agent or the Lenders pursuant hereto or thereto or in connection with any transaction contemplated hereby or thereby proves untrue in any material respect as of the date of the issuance or making or deemed making thereof (except to the extent that the same expressly relate to an earlier date);

    (e)    any event occurs or condition exists (other than those described in subsections (a) through (d) above) which is specified as an event of default under any of the other Loan Documents, or any of the Loan Documents shall for any reason not be or shall cease to be in full force and effect or is declared to be null and void, or any Subsidiary takes any action for the purpose of terminating, repudiating or rescinding any Loan Document executed by it or any of its obligations thereunder;

    (f)    (i)   default shall occur under any Indebtedness for Borrowed Money (other than the Subordinated Notes, which are addressed in clause (ii) below) issued, assumed or guaranteed by the Borrower or any Subsidiary aggregating in excess of $10,000,000, or under any indenture, agreement or other instrument under which the same may be issued, and such default shall continue for a period of time sufficient to permit the acceleration of the maturity of any such Indebtedness for Borrowed Money (whether or not such maturity is in fact accelerated), or any such Indebtedness for Borrowed Money shall not be paid when due (whether by demand, lapse of time, acceleration or otherwise);

    (ii)    The Borrower or any of its Subsidiaries shall fail to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) with respect to the Subordinated Notes or any other amounts owing under or pursuant to the Subordinated Note Documents; or any breach, default or event of default shall occur, or any other condition shall exist under any instrument, agreement or indenture pertaining to the Subordinated Notes (including, without limitation, an “Event of Default” or “Fundamental Change” under and as defined in the Subordinated Note Documents), if the effect thereof is to cause an acceleration, mandatory redemption, a requirement that the Borrower offer to purchase the Subordinated Notes or other required repurchase of the Subordinated Notes, or permit the Subordinated Noteholders to accelerate the maturity of the Subordinated Notes or require a redemption or other repurchase of the Subordinated Notes; or any amounts owing under or pursuant to the Subordinated Notes or any other Subordinated Note Document shall be otherwise declared to be due and payable (by acceleration or otherwise) or required to be prepaid, redeemed or otherwise repurchased by the Borrower or any of its Subsidiaries (other than by a regularly scheduled required prepayment) prior to the stated maturity thereof; provided that the redemption, purchase or conversion of the Notes by the Borrower under sections 3, 4 or 12 of the Subordinated Indenture shall constitute and of Event of Default hereunder;

    (g)    any judgment or judgments, writ or writs or warrant or warrants of attachment, or any similar process or processes, shall be entered or filed against the Borrower or any Subsidiary, or against any of its Property, in an aggregate amount in excess of $10,000,000 (except to the extent fully covered by insurance pursuant to which the insurer has accepted liability therefor in writing), and which remains undischarged, unvacated, unbonded or unstayed for a period of 30 days;

    (h)    the Borrower or any Subsidiary, or any member of its Controlled Group, shall fail to pay when due an amount or amounts aggregating in excess of $10,000,000 which it shall have become liable to pay to the PBGC or to a Plan under Title IV of ERISA; or notice of intent to terminate a Plan or Plans having aggregate Unfunded Vested Liabilities in excess of $10,000,000 (collectively, a “Material Plan”) shall be filed under Title IV of ERISA by the Borrower or any Subsidiary, or any other member of its Controlled Group, any plan administrator or any combination of the foregoing; or the PBGC shall institute proceedings under Title IV of ERISA to terminate or to cause a trustee to be appointed to administer any Material Plan or a proceeding shall be instituted by a fiduciary of any Material Plan against the Borrower or any Subsidiary, or any member of its Controlled Group, to enforce Section 515 or 4219(c)(5) of ERISA and such proceeding shall not have been dismissed within 30 days thereafter; or a condition shall exist by reason of which the PBGC would be entitled to obtain a decree adjudicating that any Material Plan must be terminated;

    (i)    any Change of Control shall occur;

    (j)    the Borrower or any Subsidiary shall (i) have entered involuntarily against it an order for relief under the United States Bankruptcy Code, as amended, (ii) not pay, or admit in writing its inability to pay, its debts generally as they become due, (iii) make an assignment for the benefit of creditors, (iv) apply for, seek, consent to or acquiesce in, the appointment of a receiver, custodian, trustee, examiner, liquidator or similar official for it or any substantial part of its Property, (v) institute any proceeding seeking to have entered against it an order for relief under the United States Bankruptcy Code, as amended, to adjudicate it insolvent, or seeking dissolution, winding up, liquidation, reorganization, arrangement, adjustment or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors or fail to file an answer or other pleading denying the material allegations of any such proceeding filed against it, (vi) take any corporate action in furtherance of any matter described in parts (i) through (v) above, or (vii) fail to contest in good faith any appointment or proceeding described in Section 9.1(k) hereof; or

    (k)    a custodian, receiver, trustee, examiner, liquidator or similar official shall be appointed for the Borrower or any Subsidiary, or any substantial part of any of its Property, or a proceeding described in Section 9.1(j)(v) shall be instituted against the Borrower or any Subsidiary, and such appointment continues undischarged or such proceeding continues undismissed or unstayed for a period of 60 days.

    Section 9.2.    Non-Bankruptcy Defaults. When any Event of Default other than those described in subsection (j) (other than clause (ii) thereof) or (k) of Section 9.1 hereof has occurred and is continuing, the Administrative Agent shall, by written notice to the Borrower: (a) if so directed by the Required Lenders, terminate the remaining Revolving Credit Commitments on the date stated in such notice (which may be the date thereof); (b) if so directed by the Required Lenders, declare the principal of and the accrued interest on all outstanding Loans to be forthwith due and payable and thereupon all outstanding Loans, including both principal and interest thereon, shall be and become immediately due and payable together with all other amounts payable under the Loan Documents without further demand, presentment, protest or notice of any kind; and (c) if so directed by the Required Lenders, demand that the Borrower immediately pay to the Administrative Agent the full amount then available for drawing under each or any Letter of Credit, and the Borrower agrees to immediately make such payment and acknowledges and agrees that the Lenders would not have an adequate remedy at law for failure by the Borrower to honor any such demand and that the Administrative Agent, for the benefit of the Lenders, shall have the right to require the Borrower to specifically perform such undertaking whether or not any drawings or other demands for payment have been made under any Letter of Credit. The Administrative Agent, after giving notice to the Borrower pursuant to Section 9.1(c) or this Section 9.2, shall also promptly send a copy of such notice to the other Lenders, but the failure to do so shall not impair or annul the effect of such notice.

    Section 9.3.    Bankruptcy Defaults. When any Event of Default described in subsections (j) (other than clause (ii) thereof) or (k) of Section 9.1 hereof has occurred and is continuing, then all outstanding Loans shall immediately become due and payable together with all other amounts payable under the Loan Documents without presentment, demand, protest or notice of any kind, the obligation of the Lenders to extend further credit pursuant to any of the terms hereof shall immediately terminate and the Borrower shall immediately pay to the Administrative Agent the full amount then available for drawing under all outstanding Letters of Credit, the Borrower acknowledging and agreeing that the Lenders would not have an adequate remedy at law for failure by the Borrower to honor any such demand and that the Lenders, and the Administrative Agent on their behalf, shall have the right to require the Borrower to specifically perform such undertaking whether or not any draws or other demands for payment have been made under any of the Letters of Credit.

    Section 9.4.    Collateral for Undrawn Letters of Credit. (a) If the prepayment of the amount available for drawing under any or all outstanding Letters of Credit is required under Section 1.8(b) or under Section 9.2 or 9.3 above, the Borrower shall forthwith pay the amount required to be so prepaid, to be held by the Administrative Agent as provided in subsection (b) below.

    (b)    All amounts prepaid pursuant to subsection (a) above shall be held by the Administrative Agent in one or more separate collateral accounts (each such account, and the credit balances, properties, and any investments from time to time held therein, and any substitutions for such account, any certificate of deposit or other instrument evidencing any of the foregoing and all proceeds of and earnings on any of the foregoing being collectively called the “Collateral Account”) as security for, and for application by the Administrative Agent (to the extent available) to, the reimbursement of any payment under any Letter of Credit then or thereafter made by the Administrative Agent, and to the payment of the unpaid balance of any other Obligations. The Collateral Account shall be held in the name of and subject to the exclusive dominion and control of the Administrative Agent for the benefit of the Administrative Agent, the Lenders, and the L/C Issuer. If and when requested by the Borrower, the Administrative Agent shall invest funds held in the Collateral Account from time to time in direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America with a remaining maturity of one year or less, provided that the Administrative Agent is irrevocably authorized to sell investments held in the Collateral Account when and as required to make payments out of the Collateral Account for application to amounts due and owing from the Borrower to the L/C Issuer, the Administrative Agent or the Lenders; provided, however, that if (i) the Borrower shall have made payment of all such obligations referred to in subsection (a) above, (ii) all relevant preference or other disgorgement periods relating to the receipt of such payments have passed, and (iii) no Letters of Credit, Revolving Credit Commitments, Loans or other Obligations remain outstanding hereunder, then the Administrative Agent shall release to the Borrower any remaining amounts held in the Collateral Account.

    Section 9.5.    Notice of Default. The Administrative Agent shall give notice to the Borrower under Section 9.1(c) hereof promptly upon being requested to do so by any Lender and shall thereupon notify all the Lenders thereof.

    Section 9.6.    Expenses. The Borrower agrees to pay to the Administrative Agent and each Lender, and any other holder of any Note outstanding hereunder, all costs and expenses reasonably incurred or paid by the Administrative Agent and such Lender or any such holder, including reasonable attorneys’ fees and court costs, in connection with any Event of Default by the Borrower hereunder or in connection with the enforcement of any of the Loan Documents (including all such costs and expenses incurred in connection with any proceeding under the United States Bankruptcy Code involving the Borrower or any Subsidiary as a debtor thereunder).

Section 10.	Change in Circumstances.

    Section 10.1.    Change of Law. Notwithstanding any other provisions of this Agreement or any Note, if at any time any change in applicable law or regulation or in the interpretation thereof makes it unlawful for any Lender to make or continue to maintain any Eurodollar Loans or to perform its obligations as contemplated hereby, such Lender shall promptly give notice thereof to the Borrower and such Lender’s obligations to make or maintain Eurodollar Loans under this Agreement shall be suspended until it is no longer unlawful for such Lender to make or maintain Eurodollar Loans. The Borrower shall prepay on demand the outstanding principal amount of any such affected Eurodollar Loans, together with all interest accrued thereon and all other amounts then due and payable to such Lender under this Agreement; provided, however, subject to all of the terms and conditions of this Agreement, the Borrower may then elect to borrow the principal amount of the affected Eurodollar Loans from such Lender by means of Base Rate Loans from such Lender, which Base Rate Loans shall not be made ratably by the Lenders but only from such affected Lender.

    Section 10.2.    Unavailability of Deposits or Inability to Ascertain, or Inadequacy of, LIBOR. If on or prior to the first day of any Interest Period for any Borrowing of Eurodollar Loans:

    (a)    the Administrative Agent determines that deposits in U.S. Dollars (in the applicable amounts) are not being offered to it in the interbank eurodollar market for such Interest Period, or that by reason of circumstances affecting the interbank eurodollar market adequate and reasonable means do not exist for ascertaining the applicable LIBOR, or

    (b)    the Required Lenders advise the Administrative Agent that (i) LIBOR as determined by the Administrative Agent will not adequately and fairly reflect the cost to such Lenders of funding their Eurodollar Loans for such Interest Period or (ii) that the making or funding of Eurodollar Loans become impracticable, then the Administrative Agent shall forthwith give notice thereof to the Borrower and the Lenders, whereupon until the Administrative Agent notifies the Borrower that the circumstances giving rise to such suspension no longer exist, the obligations of the Lenders to make Eurodollar Loans shall be suspended.

    Section 10.3.    Increased Cost and Reduced Return. (a) If, on or after the date hereof, the adoption of any applicable law, rule or regulation, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender (or its Lending Office) with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency:

    (i)    shall subject any Lender (or its Lending Office) to any tax, duty or other charge with respect to its Eurodollar Loans, its Notes, its Letter(s) of Credit, or its participation in any thereof, any Reimbursement Obligations owed to it or its obligation to make Eurodollar Loans, issue a Letter of Credit, or to participate therein, or shall change the basis of taxation of payments to any Lender (or its Lending Office) of the principal of or interest on its Eurodollar Loans, Letter(s) of Credit, or participations therein or any other amounts due under this Agreement or any other Loan Document in respect of its Eurodollar Loans, Letter(s) of Credit, any participation therein, any Reimbursement Obligations owed to it, or its obligation to make Eurodollar Loans, or issue a Letter of Credit, or acquire participations therein (except for changes in the rate or calculation of tax on the overall net income of (or franchise taxes imposed in lieu of such income taxes on) such Lender or its Lending Office imposed by the jurisdiction in which such Lender is organized or maintains its principal executive office or Lending Office); or

    (ii)    shall impose, modify or deem applicable any reserve, special deposit or similar requirement (including, without limitation, any such requirement imposed by the Board of Governors of the Federal Reserve System, but excluding with respect to any Eurodollar Loans any such requirement included in an applicable Eurodollar Reserve Percentage) against assets of, deposits with or for the account of, or credit extended by, any Lender (or its Lending Office) or shall impose on any Lender (or its Lending Office) or on the interbank market any other condition affecting its Eurodollar Loans, its Notes, its Letter(s) of Credit, or its participation in any thereof, any Reimbursement Obligation owed to it, or its obligation to make Eurodollar Loans, or to issue a Letter of Credit, or to participate therein;

and the result of any of the foregoing is to increase the cost to such Lender (or its Lending Office) of making or maintaining any Eurodollar Loan, issuing or maintaining a Letter of Credit, or participating therein, or to reduce the amount of any sum received or receivable by such Lender (or its Lending Office) under this Agreement or under any other Loan Document with respect thereto, by an amount deemed by such Lender to be material, then, within 15 days after demand by such Lender (with a copy to the Administrative Agent), the Borrower shall be obligated to pay to such Lender such additional amount or amounts as will compensate such Lender for such increased cost or reduction.

    (b)    If, after the date hereof, any Lender or the Administrative Agent shall have determined that the adoption of any applicable law, rule or regulation regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender (or its Lending Office) or any corporation controlling such Lender with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has had the effect of reducing the rate of return on such Lender’s or such corporation’s capital as a consequence of its obligations hereunder to a level below that which such Lender or such corporation could have achieved but for such adoption, change or compliance (taking into consideration such Lender’s or such corporation’s policies with respect to capital adequacy) by an amount deemed by such Lender to be material, then from time to time, within 15 days after demand by such Lender (with a copy to the Administrative Agent), the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender for such reduction.

    (c)    Notwithstanding any provision hereof to the contrary, the Borrower shall not be required to compensate any Lender or the L/C Issuer pursuant to this Section 10.3 for any increased capital costs incurred more than 180 days prior to the date such Lender or L/C Issuer notifies the Borrower of the event giving rise to such increased capital cost and of such Lender’s or the L/C Issuer’s intention to claim compensation therefor; provided further, however, that such 180-day limitation shall not apply to any costs that are applicable retroactively so long as the applicable Lender or the L/C Issuer notifies the Borrower of such cost within 180 days of a responsible officer of such Lender or the L/C Issuer receiving actual knowledge thereof.

    (d)    A certificate of a Lender claiming compensation under this Section 10.3 and setting forth the additional amount or amounts to be paid to it hereunder shall be conclusive if reasonably determined. In determining such amount, such Lender may use any reasonable averaging and attribution methods.

    Section 10.4.    Lending Offices. Each Lender may, at its option, elect to make its Loans hereunder at the branch, office or affiliate specified on the appropriate signature page hereof (each a “Lending Office”) for each type of Loan available hereunder or at such other of its branches, offices or affiliates as it may from time to time elect and designate in a written notice to the Borrower and the Administrative Agent. To the extent reasonably possible, a Lender shall designate an alternative branch or funding office with respect to its Eurodollar Loans to reduce any liability of the Borrower to such Lender under Section 10.3 hereof or to avoid the unavailability of Eurodollar Loans under Section 10.2 hereof, so long as such designation is not otherwise disadvantageous to the Lender.

    Section 10.5.    Discretion of Lender as to Manner of Funding. Notwithstanding any other provision of this Agreement, each Lender shall be entitled to fund and maintain its funding of all or any part of its Loans in any manner it sees fit, it being understood, however, that for the purposes of this Agreement all determinations hereunder with respect to Eurodollar Loans shall be made as if each Lender had actually funded and maintained each Eurodollar Loan through the purchase of deposits in the interbank eurodollar market having a maturity corresponding to such Loan’s Interest Period, and bearing an interest rate equal to LIBOR for such Interest Period.

Section 11.	The Administrative Agent.

    Section 11.1.    Appointment and Authorization of Administrative Agent. Each Lender hereby appoints Harris N.A. as the Administrative Agent under the Loan Documents and hereby authorizes the Administrative Agent to take such action as Administrative Agent on its behalf and to exercise such powers under the Loan Documents as are delegated to the Administrative Agent by the terms thereof, together with such powers as are reasonably incidental thereto. The Lenders expressly agree that the Administrative Agent is not acting as a fiduciary of the Lenders in respect of the Loan Documents, the Borrower or otherwise, and nothing herein or in any of the other Loan Documents shall result in any duties or obligations on the Administrative Agent or any of the Lenders except as expressly set forth herein.

    Section 11.2.    Administrative Agent and its Affiliates. The Administrative Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any other Lender and may exercise or refrain from exercising such rights and power as though it were not the Administrative Agent, and the Administrative Agent and its affiliates may accept deposits from, lend money to, and generally engage in any kind of business with the Borrower or any Affiliate of the Borrower as if it were not the Administrative Agent under the Loan Documents. The term “Lender” as used herein and in all other Loan Documents, unless the context otherwise clearly requires, includes the Administrative Agent in its individual capacity as a Lender. References in Section 1 hereof to the Administrative Agent’s Loans, or to the amount owing to the Administrative Agent for which an interest rate is being determined, refer to the Administrative Agent in its individual capacity as a Lender.

    Section 11.3.    Action by Administrative Agent. If the Administrative Agent receives from the Borrower a written notice of an Event of Default pursuant to Section 8.5 hereof, the Administrative Agent shall promptly give each of the Lenders written notice thereof. The obligations of the Administrative Agent under the Loan Documents are only those expressly set forth therein. Without limiting the generality of the foregoing, the Administrative Agent shall not be required to take any action hereunder with respect to any Default or Event of Default, except as expressly provided in Sections 9.2 and 9.5. Unless and until the Required Lenders give such direction, the Administrative Agent may (but shall not be obligated to) take or refrain from taking such actions as it deems appropriate and in the best interest of all the Lenders. In no event, however, shall the Administrative Agent be required to take any action in violation of applicable law or of any provision of any Loan Document, and the Administrative Agent shall in all cases be fully justified in failing or refusing to act hereunder or under any other Loan Document unless it first receives any further assurances of its indemnification from the Lenders that it may require, including prepayment of any related expenses and any other protection it requires against any and all costs, expense, and liability which may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall be entitled to assume that no Default or Event of Default exists unless notified in writing to the contrary by a Lender or the Borrower. In all cases in which the Loan Documents do not require the Administrative Agent to take specific action, the Administrative Agent shall be fully justified in using its discretion in failing to take or in taking any action thereunder. Any instructions of the Required Lenders, or of any other group of Lenders called for under the specific provisions of the Loan Documents, shall be binding upon all the Lenders and the holders of the Obligations.

    Section 11.4.    Consultation with Experts. The Administrative Agent may consult with legal counsel, independent public accountants, and other experts selected by it and shall not be liable for any action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel, accountants or experts.

    Section 11.5.    Liability of Administrative Agent; Credit Decision. Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be liable for any action taken or not taken by it in connection with the Loan Documents: (i) with the consent or at the request of the Required Lenders or (ii) in the absence of its own gross negligence or willful misconduct. Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be responsible for or have any duty to ascertain, inquire into or verify: (i) any statement, warranty or representation made in connection with this Agreement, any other Loan Document or any Credit Event; (ii) the performance or observance of any of the covenants or agreements of the Borrower or any Subsidiary contained herein or in any other Loan Document; (iii) the satisfaction of any condition specified in Section 7 hereof, except receipt of items required to be delivered to the Administrative Agent; or (iv) the validity, effectiveness, genuineness, enforceability, perfection, value, worth or collectibility hereof or of any other Loan Document or of any other documents or writing furnished in connection with any Loan Document; and the Administrative Agent makes no representation of any kind or character with respect to any such matter mentioned in this sentence. The Administrative Agent may execute any of its duties under any of the Loan Documents by or through employees, agents, and attorneys-in-fact and shall not be answerable to the Lenders, the Borrower, or any other Person for the default or misconduct of any such agents or attorneys-in-fact selected with reasonable care. The Administrative Agent shall not incur any liability by acting in reliance upon any notice, consent, certificate, other document or statement (whether written or oral) believed by it to be genuine or to be sent by the proper party or parties. In particular and without limiting any of the foregoing, the Administrative Agent shall have no responsibility for confirming the accuracy of any compliance certificate or other document or instrument received by it under the Loan Documents. The Administrative Agent may treat the payee of any Note as the holder thereof until written notice of transfer shall have been filed with the Administrative Agent signed by such payee in form satisfactory to the Administrative Agent. Each Lender acknowledges that it has independently and without reliance on the Administrative Agent or any other Lender, and based upon such information, investigations and inquiries as it deems appropriate, made its own credit analysis and decision to extend credit to the Borrower in the manner set forth in the Loan Documents. It shall be the responsibility of each Lender to keep itself informed as to the creditworthiness of the Borrower and its Subsidiaries, and the Administrative Agent shall have no liability to any Lender with respect thereto.

    Section 11.6.    Indemnity. The Lenders shall ratably, in accordance with their respective Revolver Percentages, indemnify and hold the Administrative Agent, and its directors, officers, employees, agents, and representatives harmless from and against any liabilities, losses, costs or expenses suffered or incurred by it under any Loan Document or in connection with the transactions contemplated thereby, regardless of when asserted or arising, except to the extent they are promptly reimbursed for the same by the Borrower and except to the extent that any event giving rise to a claim was caused by the gross negligence or willful misconduct of the party seeking to be indemnified. The obligations of the Lenders under this Section shall survive termination of this Agreement. The Administrative Agent shall be entitled to offset amounts received for the account of a Lender under this Agreement against unpaid amounts due from such Lender to the Administrative Agent hereunder (whether as fundings of participations, indemnities or otherwise), but shall not be entitled to offset against amounts owed to the Administrative Agent by any Lender arising outside of this Agreement and the other Loan Documents.

    Section 11.7.    Resignation of Administrative Agent and Successor Administrative Agent. The Administrative Agent may resign at any time by giving written notice thereof to the Lenders and the Borrower. Upon any such resignation of the Administrative Agent, the Required Lenders shall have the right to appoint a successor Administrative Agent. If no successor Administrative Agent shall have been so appointed by the Required Lenders, and shall have accepted such appointment, within 30 days after the retiring Administrative Agent’s giving of notice of resignation then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent, which may be any Lender hereunder or any commercial bank organized under the laws of the United States of America or of any State thereof and having a combined capital and surplus of at least $200,000,000. Upon the acceptance of its appointment as the Administrative Agent hereunder, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights and duties of the retiring Administrative Agent under the Loan Documents, and the retiring Administrative Agent shall be discharged from its duties and obligations thereunder. After any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of this Section 11 and all protective provisions of the other Loan Documents shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent, but no successor Administrative Agent shall in any event be liable or responsible for any actions of its predecessor. If the Administrative Agent resigns and no successor is appointed, the rights and obligations of such Administrative Agent shall be automatically assumed by the Required Lenders and the Borrower shall be directed to make all payments due each Lender hereunder directly to such Lender.

    Section 11.8.    L/C Issuer. The L/C Issuer shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith. The L/C Issuer shall have all of the benefits and immunities (i) provided to the Administrative Agent in this Section 11 with respect to any acts taken or omissions suffered by the L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and the Applications pertaining to such Letters of Credit as fully as if the term “Administrative Agent”, as used in this Section 11, included the L/C Issuer with respect to such acts or omissions and (ii) as additionally provided in this Agreement with respect to such L/C Issuer.

    Section 11.9.    Designation of Additional Agents. The Administrative Agent shall have the continuing right, for purposes hereof, at any time and from time to time to designate one or more of the Lenders (and/or its or their Affiliates) as “syndication agents,” “documentation agents,” “arrangers,” or other designations for purposes hereto, but such designation shall have no substantive effect, and such Lenders and their Affiliates shall have no additional powers, duties or responsibilities as a result thereof.

Section 12.	The Guarantees.

    Section 12.1.    The Guarantees. To induce the Lenders to provide the credits described herein and in consideration of benefits expected to accrue to the Borrower by reason of the Revolving Credit Commitments and for other good and valuable consideration, receipt of which is hereby acknowledged, each Subsidiary listed on the signature pages hereto and each other Material Subsidiary (individually a “Guarantor” and collectively the “Guarantors,” including Material Subsidiaries formed or acquired after the Closing Date executing an Additional Guarantor Supplement) hereby unconditionally and irrevocably guarantee jointly and severally to the Administrative Agent, the Lenders, and their Affiliates, the due and punctual payment of all present and future Obligations, Hedging Liability, and Funds Transfer and Deposit Account Liability, including, but not limited to, the due and punctual payment of principal of and interest on the Notes, the Reimbursement Obligations, and the due and punctual payment of all other Obligations now or hereafter owed by the Borrower under the Loan Documents as and when the same shall become due and payable, whether at stated maturity, by acceleration, or otherwise, according to the terms hereof and thereof. In case of failure by the Borrower or any Subsidiary punctually to pay any Obligations, Hedging Liability, or Funds Transfer and Deposit Account Liability guaranteed hereby, each Guarantor hereby unconditionally agrees to make such payment or to cause such payment to be made punctually as and when the same shall become due and payable, whether at stated maturity, by acceleration, or otherwise, and as if such payment were made by the Borrower or such Subsidiary.

    Section 12.2.    Guarantee Unconditional. The obligations of each Guarantor under this Section 12 shall be unconditional and absolute and, without limiting the generality of the foregoing, shall not be released, discharged, or otherwise affected by:

    (a)    any extension, renewal, settlement, compromise, waiver, or release in respect of any obligation of the Borrower or of any other guarantor under this Agreement or any other Loan Document or by operation of law or otherwise;

    (b)    any modification or amendment of or supplement to this Agreement or any other Loan Document;

    (c)    any change in the corporate existence, structure, or ownership of, or any insolvency, bankruptcy, reorganization, or other similar proceeding affecting, the Borrower, any other guarantor, or any of their respective assets, or any resulting release or discharge of any obligation of the Borrower or of any other guarantor contained in any Loan Document;

    (d)    the existence of any claim, set-off, or other rights which the Borrower or any other guarantor may have at any time against the Administrative Agent, any Lender, or any other Person, whether or not arising in connection herewith;

    (e)    any failure to assert, or any assertion of, any claim or demand or any exercise of, or failure to exercise, any rights or remedies against the Borrower, any other guarantor, or any other Person or Property;

    (f)    any application of any sums by whomsoever paid or howsoever realized to any obligation of the Borrower, regardless of what obligations of the Borrower remain unpaid;

    (g)    any invalidity or unenforceability relating to or against the Borrower or any other guarantor for any reason of this Agreement or of any other Loan Document or any provision of applicable law or regulation purporting to prohibit the payment by the Borrower or any other guarantor of the principal of or interest on any Note or any Reimbursement Obligation or any other amount payable under the Loan Documents; or

    (h)    any other act or omission to act or delay of any kind by the Administrative Agent, any Lender, or any other Person or any other circumstance whatsoever that might, but for the provisions of this paragraph, constitute a legal or equitable discharge of the obligations of any Guarantor under this Section 12.

    Section 12.3.    Discharge Only upon Payment in Full; Reinstatement in Certain Circumstances. Each Guarantor’s obligations under this Section 12 shall remain in full force and effect until the Revolving Credit Commitments are terminated, all Letters of Credit have expired, and the principal of and interest on the Notes and all other amounts payable by the Borrower and the Guarantors under this Agreement and all other Loan Documents and, if then outstanding and unpaid, all Hedging Liability and Funds Transfer and Deposit Account Liability shall have been paid in full. If at any time any payment of the principal of or interest on any Note or any Reimbursement Obligation or any other amount payable by the Borrower or any Guarantor under the Loan Documents is rescinded or must be otherwise restored or returned upon the insolvency, bankruptcy, or reorganization of the Borrower or of any guarantor, or otherwise, each Guarantor’s obligations under this Section 12 with respect to such payment shall be reinstated at such time as though such payment had become due but had not been made at such time.

    Section 12.4.    Subrogation. Each Guarantor agrees it will not exercise any rights which it may acquire by way of subrogation by any payment made hereunder, or otherwise, until all the Obligations, Hedging Liability, and Funds Transfer and Deposit Account Liability shall have been paid in full subsequent to the termination of all the Revolving Credit Commitments and expiration of all Letters of Credit. If any amount shall be paid to a Guarantor on account of such subrogation rights at any time prior to the later of (x) the payment in full of the Obligations, Hedging Liability, and Funds Transfer and Deposit Account Liability and all other amounts payable by the Borrower hereunder and the other Loan Documents and (y) the termination of the Revolving Credit Commitments and expiration of all Letters of Credit, such amount shall be held in trust for the benefit of the Administrative Agent and the Lenders and shall forthwith be paid to the Administrative Agent for the benefit of the Lenders or be credited and applied upon the Obligations, Hedging Liability, and Funds Transfer and Deposit Account Liability, whether matured or unmatured, in accordance with the terms of this Agreement.

    Section 12.5.    Waivers. Each Guarantor irrevocably waives acceptance hereof, presentment, demand, protest, and any notice not provided for herein, as well as any requirement that at any time any action be taken by the Administrative Agent, any Lender, or any other Person against the Borrower, another guarantor, or any other Person except where such action is expressly required by the Loan Documents.

    Section 12.6.    Limit on Recovery. Notwithstanding any other provision hereof, the right of recovery against each Guarantor under this Section 12 shall not exceed $1.00 less than the lowest amount which would render such Guarantor’s obligations under this Section 12 void or voidable under applicable law, including, without limitation, fraudulent conveyance law.

    Section 12.7.    Stay of Acceleration. If acceleration of the time for payment of any amount payable by the Borrower under this Agreement or any other Loan Document, or under any agreement establishing Hedging Liability or Funds Transfer and Deposit Account Liability, is stayed upon the insolvency, bankruptcy or reorganization of the Borrower, all such amounts otherwise subject to acceleration under the terms of this Agreement or the other Loan Documents, or under any agreement establishing Hedging Liability or Funds Transfer and Deposit Account Liability, shall nonetheless be payable by the Guarantors hereunder forthwith on demand by the Administrative Agent made at the request of the Required Lenders.

    Section 12.8.    Benefit to Guarantors. All of the Guarantors are engaged in related businesses and integrated to such an extent that the financial strength and flexibility of the Borrower and each Guarantor has a direct impact on the success of each Guarantor. Each Guarantor will derive substantial direct and indirect benefit from the extension of credit hereunder.

    Section 12.9.    Guarantor Covenants. Each Guarantor shall take such action as the Borrower is required by this Agreement to cause such Guarantor to take, and shall refrain from taking such action as the Borrower is required by this Agreement to prohibit such Guarantor from taking.

Section 13.     Miscellaneous.

    Section 13.1.    Withholding Taxes. (a) Payments Free of Withholding. Except as otherwise required by law and subject to Section 13.1(b) hereof, each payment by the Borrower under this Agreement or the other Loan Documents shall be made without withholding for or on account of any present or future taxes, other than taxes on the net income (or franchise taxes in lieu thereof) of any Lender or the Administrative Agent imposed by a jurisdiction in which such Lender or Administrative Agent is organized, maintains its principal office or the relevant Lending Office (or any political subdivision of any such jurisdiction) (such nonexcluded taxes being referred to herein as “Taxes”). Except as otherwise provided in Section 13.1(b), if any withholding of Taxes is required, the Borrower shall make the withholding, pay the amount withheld to the appropriate governmental authority before penalties attach thereto or interest accrues thereon and forthwith pay such additional amount as may be necessary to ensure that the net amount actually received by each Lender and the Administrative Agent free and clear of such Taxes (including such Taxes on such additional amount) is equal to the amount which that Lender or the Administrative Agent (as the case may be) would have received had such withholding not been made. If the Administrative Agent or any Lender pays any amount in respect of any such Taxes, including penalties or interest, the Borrower shall reimburse the Administrative Agent or such Lender for that payment on demand in the currency in which such payment was made, except to the extent that any penalties or interest result from such Lender’s or the Administrative Agent’s gross negligence or willful delay. If the Borrower pays any such Taxes, penalties or interest, it shall deliver official tax receipts evidencing that payment or certified copies thereof to the Lender or Administrative Agent on whose account such withholding was made (with a copy to the Administrative Agent if not the recipient of the original) or, if such official receipt is not received from the relevant governmental authority, such other evidence of payment as may be reasonably acceptable to the Administrative Agent on or before the thirtieth day after payment. If any Lender or the Administrative Agent receives a refund in respect of any Taxes for which such Lender or the Administrative Agent has received payment from the Borrower hereunder, it shall promptly apply such refund (including any interest received by such Lender or the Administrative Agent from the taxing authority with respect to the refund with respect to such Taxes) to the Obligations of the Borrower; provided that the Borrower, upon the request of such Lender or the Administrative Agent, agrees to reimburse such refund (plus penalties, interest or other charges) to such Lender or the Administrative Agent in the event such Lender or the Administrative Agent is required to repay such refund.

    (b)    U.S. Withholding Tax. Each Lender that is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) (a “Foreign Lender”) shall submit to the Borrower and the Administrative Agent on or before the date the initial Credit Event is made hereunder or, if later, the date such financial institution becomes a Lender hereunder, two duly completed and signed copies of (i) either Form W-8 BEN (relating to such Lender and entitling it to a complete exemption from withholding under the Code on all amounts to be received by such Lender, including fees, pursuant to the Loan Documents and the Obligations) or Form W-8 ECI (relating to all amounts to be received by such Lender, including fees, pursuant to the Loan Documents and the Obligations) of the United States Internal Revenue Service and (ii) solely if such Lender is claiming exemption from United States withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest”, a certificate representing that such Lender is not a bank for purposes of Section 881(c) of the Code, is not a 10-percent shareholder (within the meaning of Section 871(h)(3)(B) of the Code) of the Borrower and is not a controlled foreign corporation related to the Borrower (within the meaning of Section 864(d)(4) of the Code). Any Foreign Lender that fails to comply with the requirements of the preceding sentence shall not be entitled to the benefits of Section 13.1(a) hereof. Thereafter and from time to time, each Foreign Lender shall submit to the Borrower and the Administrative Agent such additional duly completed and signed copies of one or the other of such Forms (or such successor forms as shall be adopted from time to time by the relevant United States taxing authorities) and such other certificates as such Foreign Lender may be entitled to submit under then-current United States law or regulations to avoid or reduce United States withholding taxes on payments in respect of all amounts to be received by such Foreign Lender, including fees, pursuant to the Loan Documents or the Obligations. Upon the request of the Borrower or the Administrative Agent, each Lender that is a United States person (as such term is defined in Section 7701(a)(30) of the Code) shall submit to the Borrower and the Administrative Agent a certificate to the effect that it is such a United States person.

    (c)    Inability of Lender to Submit Forms. If any Lender determines, as a result of any change in applicable law, regulation or treaty, or in any official application or interpretation thereof, that it is unable to submit to the Borrower or the Administrative Agent any form or certificate that such Lender is obligated to submit pursuant to subsection (b) of this Section 13.1 or that such Lender is required to withdraw or cancel any such form or certificate previously submitted or any such form or certificate otherwise becomes ineffective or inaccurate, such Lender shall promptly notify the Borrower and Administrative Agent of such fact and the Lender shall to that extent not be obligated to provide any such form or certificate and will be entitled to withdraw or cancel any affected form or certificate, as applicable.

    Section 13.2.    No Waiver, Cumulative Remedies. No delay or failure on the part of the Administrative Agent or any Lender or on the part of the holder or holders of any of the Obligations in the exercise of any power or right under any Loan Document shall operate as a waiver thereof or as an acquiescence in any default, nor shall any single or partial exercise of any power or right preclude any other or further exercise thereof or the exercise of any other power or right. The rights and remedies hereunder of the Administrative Agent, the Lenders and of the holder or holders of any of the Obligations are cumulative to, and not exclusive of, any rights or remedies which any of them would otherwise have.

    Section 13.3.    Non-Business Days. If any payment hereunder becomes due and payable on a day which is not a Business Day, the due date of such payment shall be extended to the next succeeding Business Day on which date such payment shall be due and payable. In the case of any payment of principal falling due on a day which is not a Business Day, interest on such principal amount shall continue to accrue during such extension at the rate per annum then in effect, which accrued amount shall be due and payable on the next scheduled date for the payment of interest.

    Section 13.4.    Documentary Taxes. The Borrower agrees to pay on demand any documentary, stamp or similar taxes payable in respect of this Agreement or any other Loan Document, including interest and penalties, in the event any such taxes are assessed, irrespective of when such assessment is made and whether or not any credit is then in use or available hereunder.

    Section 13.5.    Survival of Representations. All representations and warranties made herein or in any other Loan Document or in certificates given pursuant hereto or thereto shall survive the execution and delivery of this Agreement and the other Loan Documents, and shall continue in full force and effect with respect to the date as of which they were made as long as any Credit is in use or available hereunder.

    Section 13.6.    Survival of Indemnities. All indemnities and other provisions relative to reimbursement to the Lenders of amounts sufficient to protect the yield of the Lenders with respect to the Loans and Letters of Credit, including, but not limited to, Sections 1.11, 10.3, and 13.15 hereof, shall survive the termination of this Agreement and the other Loan Documents and the payment of the Obligations.

    Section 13.7.    Sharing of Set-Off. Each Lender agrees with each other Lender a party hereto that if such Lender shall receive and retain any payment, whether by set-off or application of deposit balances or otherwise, on any of the Loans or Reimbursement Obligations in excess of its ratable share of payments on all such Obligations then outstanding to the Lenders, then such Lender shall purchase for cash at face value, but without recourse, ratably from each of the other Lenders such amount of the Loans or Reimbursement Obligations, or participations therein, held by each such other Lenders (or interest therein) as shall be necessary to cause such Lender to share such excess payment ratably with all the other Lenders; provided, however, that if any such purchase is made by any Lender, and if such excess payment or part thereof is thereafter recovered from such purchasing Lender, the related purchases from the other Lenders shall be rescinded ratably and the purchase price restored as to the portion of such excess payment so recovered, but without interest. For purposes of this Section, amounts owed to or recovered by the L/C Issuer in connection with Reimbursement Obligations in which Lenders have been required to fund their participation shall be treated as amounts owed to or recovered by the L/C Issuer as a Lender hereunder.

    Section 13.8.    Notices. Except as otherwise specified herein, all notices hereunder and under the other Loan Documents shall be in writing (including, without limitation, notice by telecopy) and shall be given to the relevant party at its address or telecopier number set forth below, or such other address or telecopier number as such party may hereafter specify by notice to the Administrative Agent and the Borrower given by courier, by United States certified or registered mail, by telecopy or by other telecommunication device capable of creating a written record of such notice and its receipt. Notices under the Loan Documents to the Lenders and the Administrative Agent shall be addressed to their respective addresses or telecopier numbers set forth in its Administrative Questionnaire, and to the Borrower to:

CTS Corporation
905 West Boulevard North
Elkhart, Indiana 46514
Attention: Matt Long, Treasurer
Telephone: (574) 293-7511
Telecopy: (574) 293-6146

Each such notice, request or other communication shall be effective (i) if given by telecopier, when such telecopy is transmitted to the telecopier number specified in this Section or on the signature pages hereof and a confirmation of such telecopy has been received by the sender, (ii) if given by mail, five (5) days after such communication is deposited in the mail, certified or registered with return receipt requested, addressed as aforesaid or (iii) if given by any other means, when delivered at the addresses specified in this Section or on the Administrative Questionnaire; provided that any notice given pursuant to Section 1 hereof shall be effective only upon receipt.

    Section 13.9.    Counterparts. This Agreement may be executed in any number of counterparts, and by the different parties hereto on separate counterpart signature pages, and all such counterparts taken together shall be deemed to constitute one and the same instrument.

    Section 13.10.    Successors and Assigns. This Agreement shall be binding upon the Borrower and the Guarantors and their successors and assigns, and shall inure to the benefit of the Administrative Agent and each of the Lenders and the benefit of their respective successors and assigns, including any subsequent holder of any of the Obligations. The Borrower may not assign any of its rights or obligations under any Loan Document without the written consent of all of the Lenders.

    Section 13.11.    Participants. Each Lender shall have the right at its own cost to grant participations (to be evidenced by one or more agreements or certificates of participation) in the Loans made and Reimbursement Obligations and/or Commitments held by such Lender at any time and from time to time to one or more other Persons; provided that no such participation shall relieve any Lender of any of its obligations under this Agreement, and, provided, further that no such participant shall have any rights under this Agreement except as provided in this Section, and the Administrative Agent shall have no obligation or responsibility to such participant. Any agreement pursuant to which such participation is granted shall provide that the granting Lender shall retain the sole right and responsibility to enforce the obligations of the Borrower under this Agreement and the other Loan Documents including, without limitation, the right to approve any amendment, modification or waiver of any provision of the Loan Documents, except that such agreement may provide that such Lender will not agree to any modification, amendment or waiver of the Loan Documents that would reduce the amount of or postpone any fixed date for payment of any Obligation in which such participant has an interest. Any party to which such a participation has been granted shall have the benefits of Section 1.11 and Section 10.3 hereof. The Borrower authorizes each Lender to disclose to any participant or prospective participant under this Section any financial or other information pertaining to the Borrower or any Subsidiary.

    Section 13.12.    Assignments. (a) Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Revolving Credit Commitment and the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:

    (i)    Minimum Amounts. (A) In the case of an assignment of the entire remaining amount of the assigning Lender’s Revolving Credit Commitment and the Loans and participation interest in L/C Obligations and Swing Loans at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and (B) in any case not described in subsection (a)(i)(A) of this Section, the aggregate amount of the Revolving Credit Commitment (which for this purpose includes Loans and participation interest in L/C Obligations and Swing Loans outstanding thereunder) or, if the applicable Revolving Credit Commitment is not then in effect, the principal outstanding balance of the Loans and participation interest in L/C Obligations and Swing Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent or, if “Effective Date” is specified in the Assignment and Acceptance, as of the Effective Date) shall not be less than $5,000,000, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed);

    (ii)    Proportionate Amounts.Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan or the Revolving Credit Commitment assigned.

    (iii)    Required Consents.The following consents shall be required for any assignment in addition to the extent required by Section 13.12(a)(i)(B):

    (a)    the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (x) an Event of Default has occurred and is continuing at the time of such assignment or (y) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund;

    (b)    the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments if such assignment is to a Person that is not a Lender with a Revolving Credit Commitment in respect of such facility, an Affiliate of such Lender or an Approved Fund with respect to such Lender; and

    (c)    the consent of the L/C Issuer (such consent not to be unreasonably withheld or delayed) shall be required for any assignment that increases the obligation of the assignee to participate in exposure under one or more Letters of Credit (whether or not then outstanding).

    (iv)    Assignment and Acceptance.The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance, together with a processing and recordation fee of $3,500, and the assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

    (v)    No Assignment to Borrower or Parent. No such assignment shall be made to the Borrower or any of its Affiliates or Subsidiaries.

     (vi)    No Assignment to Natural Persons.No such assignment shall be made to a natural person.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to Section 13.12(b) hereof, from and after the “Effective Date” specified in each Assignment and Acceptance, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 13.6 and 13.15 with respect to facts and circumstances occurring prior to the “Effective Date” of such assignment. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 13.11 hereof.

    (b)    Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at one of its offices in Chicago, Illinois, a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Revolving Credit Commitments of, and principal amounts of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent, and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

    (c)    Any Lender may at any time pledge or grant a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any such pledge or grant to a Federal Reserve Bank, and this Section shall not apply to any such pledge or grant of a security interest; provided that no such pledge or grant of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or secured party for such Lender as a party hereto; provided further, however, the right of any such pledgee or grantee (other than any Federal Reserve Bank) to further transfer all or any portion of the rights pledged or granted to it, whether by means of foreclosure or otherwise, shall be at all times subject to the terms of this Agreement.

    Section 13.13.    Amendments. Any provision of this Agreement or the other Loan Documents may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by (a) the Borrower, (b) the Required Lenders, and (c) if the rights or duties of the Administrative Agent or the L/C Issuer are affected thereby, the Administrative Agent or such L/C Issuer; provided that:

(i)    no amendment or waiver pursuant to this Section 13.13 shall (A) increase any Revolving Credit Commitment of any Lender without the consent of such Lender or (B) reduce the amount of or postpone the date for any scheduled payment of any principal of or interest on any Loan or of any Reimbursement Obligation or of any fee payable hereunder without the consent of the Lender to which such payment is owing or which has committed to make such Loan or Letter of Credit (or participate therein) hereunder; and

(ii)    no amendment or waiver pursuant to this Section 13.13 shall, unless signed by each Lender, change the definitions of Revolving Credit Termination Date or Required Lenders, change the provisions of this Section 13.13, release any guarantor that is a Material Subsidiary (except as otherwise provided for in the Loan Documents), or affect the number of Lenders required to take any action hereunder or under any other Loan Document.

    Section 13.14.    Headings. Section headings used in this Agreement are for reference only and shall not affect the construction of this Agreement.

    Section 13.15.    Costs and Expenses; Indemnification. The Borrower agrees to pay all reasonable costs and expenses of the Administrative Agent in connection with the preparation, negotiation, syndication, and administration of the Loan Documents, including, without limitation, the reasonable fees and disbursements of counsel to the Administrative Agent, in connection with the preparation and execution of the Loan Documents, and any amendment, waiver or consent related thereto, whether or not the transactions contemplated herein are consummated. The Borrower further agrees to indemnify the Administrative Agent, each Lender, and their respective directors, officers, employees, agents, financial advisors, and consultants against all losses, claims, damages, penalties, judgments, liabilities and reasonable expenses (including, without limitation, all reasonable expenses of litigation or preparation therefor, whether or not the indemnified Person is a party thereto, or any settlement arrangement arising from or relating to any such litigation) which any of them may pay or incur arising out of or relating to any Loan Document or any of the transactions contemplated thereby or the direct or indirect application or proposed application of the proceeds of any Loan or Letter of Credit, other than those which arise from the gross negligence or willful misconduct of the party claiming indemnification. The Borrower, upon demand by the Administrative Agent or a Lender at any time, shall reimburse the Administrative Agent or such Lender for any legal or other expenses incurred in connection with investigating or defending against any of the foregoing (including any settlement costs relating to the foregoing) except if the same is due to the gross negligence or willful misconduct of the party to be indemnified. The obligations of the Borrower under this Section shall survive the termination of this Agreement.

    Section 13.16.    Set-off. In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, upon the occurrence of any Event of Default, each Lender and each subsequent holder of any Obligation is hereby authorized by the Borrower and each Guarantor at any time or from time to time, without notice to the Borrower or such Guarantor or to any other Person, any such notice being hereby expressly waived, to set-off and to appropriate and to apply any and all deposits (general or special, including, but not limited to, indebtedness evidenced by certificates of deposit, whether matured or unmatured, but not including trust accounts, and in whatever currency denominated) and any other indebtedness at any time held or owing by that Lender or that subsequent holder to or for the credit or the account of the Borrower or such Guarantor, whether or not matured, against and on account of the Obligations of the Borrower or such Guarantor to that Lender or that subsequent holder under the Loan Documents, including, but not limited to, all claims of any nature or description arising out of or connected with the Loan Documents, irrespective of whether or not (a) that Lender or that subsequent holder shall have made any demand hereunder or (b) the principal of or the interest on the Loans or Notes and other amounts due hereunder shall have become due and payable pursuant to Section 9 and although said obligations and liabilities, or any of them, may be contingent or unmatured.

    Section 13.17.    Entire Agreement. The Loan Documents constitute the entire understanding of the parties thereto with respect to the subject matter thereof and any prior agreements, whether written or oral, with respect thereto are superseded hereby.

    Section 13.18.    Governing Law. This Agreement and the other Loan Documents, and the rights and duties of the parties hereto, shall be construed and determined in accordance with the internal laws of the State of Illinois.

    Section 13.19.    Severability of Provisions. Any provision of any Loan Document which is unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction. All rights, remedies and powers provided in this Agreement and the other Loan Documents may be exercised only to the extent that the exercise thereof does not violate any applicable mandatory provisions of law, and all the provisions of this Agreement and other Loan Documents are intended to be subject to all applicable mandatory provisions of law which may be controlling and to be limited to the extent necessary so that they will not render this Agreement or the other Loan Documents invalid or unenforceable.

    Section 13.20.    Excess Interest. Notwithstanding any provision to the contrary contained herein or in any other Loan Document, no such provision shall require the payment or permit the collection of any amount of interest in excess of the maximum amount of interest permitted by applicable law to be charged for the use or detention, or the forbearance in the collection, of all or any portion of the Loans or other obligations outstanding under this Agreement or any other Loan Document (“Excess Interest”). If any Excess Interest is provided for, or is adjudicated to be provided for, herein or in any other Loan Document, then in such event (a) the provisions of this Section shall govern and control, (b) neither the Borrower nor any guarantor or endorser shall be obligated to pay any Excess Interest, (c) any Excess Interest that the Administrative Agent or any Lender may have received hereunder shall, at the option of the Administrative Agent, be (i) applied as a credit against the then outstanding principal amount of Obligations hereunder and accrued and unpaid interest thereon (not to exceed the maximum amount permitted by applicable law), (ii) refunded to the Borrower, or (iii) any combination of the foregoing, (d) the interest rate payable hereunder or under any other Loan Document shall be automatically subject to reduction to the maximum lawful contract rate allowed under applicable usury laws (the “Maximum Rate”), and this Agreement and the other Loan Documents shall be deemed to have been, and shall be, reformed and modified to reflect such reduction in the relevant interest rate, and (e) neither the Borrower nor any guarantor or endorser shall have any action against the Administrative Agent or any Lender for any damages whatsoever arising out of the payment or collection of any Excess Interest. Notwithstanding the foregoing, if for any period of time interest on any of Borrower’s Obligations is calculated at the Maximum Rate rather than the applicable rate under this Agreement, and thereafter such applicable rate becomes less than the Maximum Rate, the rate of interest payable on the Borrower’s Obligations shall remain at the Maximum Rate until the Lenders have received the amount of interest which such Lenders would have received during such period on the Borrower’s Obligations had the rate of interest not been limited to the Maximum Rate during such period.

    Section 13.21.    Lender’s Obligations Several. The obligations of the Lenders hereunder are several and not joint. Nothing contained in this Agreement and no action taken by the Lenders pursuant hereto shall be deemed to constitute the Lenders a partnership, association, joint venture or other entity.

    Section 13.22.    Submission to Jurisdiction; Waiver of Jury Trial. The Borrower and the Guarantors hereby submit to the nonexclusive jurisdiction of the United States District Court for the Northern District of Illinois and of any Illinois State court sitting in the City of Chicago for purposes of all legal proceedings arising out of or relating to this Agreement, the other Loan Documents or the transactions contemplated hereby or thereby. The Borrower and the Guarantors irrevocably waive, to the fullest extent permitted by law, any objection which they may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum. The Borrower, the Guarantors, the Administrative Agent, and the Lenders hereby irrevocably waive any and all right to trial by jury in any legal proceeding arising out of or relating to any Loan Document or the transactions contemplated thereby.

    Section 13.23    Confidentiality. Each of the Administrative Agent, L/C Issuer and each Lender agrees to keep confidential any nonpublic information provided to it by or on behalf of the Borrower pursuant to or in connection with this Agreement and identified as such; provided that nothing herein shall prevent any of the Administrative Agent, L/C Issuer or any Lender from disclosing any such information (i) to the Administrative Agent, L/C Issuer, or any other Lender, (ii) to any participant or assignee or prospective participant or assignee so long as such participant or assignee or prospective participant or assignee agrees in writing to the requirement that such information be kept confidential in the manner contemplated by this Section 13.23, (iii) to its employees involved in the administration of this Agreement, directors, attorneys, accountants and other professional advisors (each of which shall be instructed to hold the same in confidence), (iv) in response to the request or demand of any governmental authority, (v) in response to any order of any court or other governmental authority or as may otherwise be required pursuant to any law, regulation or legal process; provided, however, that such Lender, to the extent legally permitted to do so, will use its best efforts to notify the Borrower prior to any disclosure of information contemplated by this subparagraph (v), (vi) which has been publicly disclosed other than in breach of this Agreement, (vii) in connection with the exercise of any remedy hereunder or under any Credit Document, (viii) subject to an agreement containing provisions substantially the same as those of this Section, to (A) any assignee of or participant in, or any prospective assignee of or participant in, any of its rights or obligations under this Agreement or (B) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower or any Subsidiary and its obligations, (ix) with the prior written consent of the Borrower, (x) to the extent such information (A) becomes publicly available other than as a result of a breach of this Section or (B) becomes available to the Administrative Agent, any Lender or the L/C Issuer on a non-confidential basis from a source other than the Borrower or any Subsidiary or any of their directors, officers, employees or agents, including accountants, legal counsel and other advisors, (xi) to rating agencies if requested or required by such agencies in connection with a rating relating to the Loans or Commitments hereunder, or (xii) to entities which compile and publish information about the syndicated loan market, provided that only basic information about the pricing and structure of the transaction evidenced hereby may be disclosed pursuant to this subsection (xii).

    Section 13.24.    USA Patriot Act. Each Lender that is subject to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”) hereby notifies the Borrower that pursuant to the requirements of the Act, it is required to obtain, verify, and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Act.

[Signature Pages to Follow]

    This Agreement is entered into between us for the uses and purposes hereinabove set forth as of the date first above written.

“Borrower”

CTS Corporation,
                                    an Indiana corporation

By  /s/ Matthew W. Long______________
Name: Matthew W. Long
Title: Treasurer

“Guarantors”

CTS Corporation,
                                       a Delaware corporation

By /s/ Matthew W. Long______________
Name: Matthew W. Long
Title: Treasurer

CTS Electronics Components, Inc.

By /s/ Richard G. Cutter______________
Name: Richard G. Cutter
Title: Vice President & Secretary

Dynamics Corporation of America

By  /s/ Matthew W. Long______________
Name: Matthew W. Long
Title: Vice President & Treasurer

LTB Investment Corporation

By  /s/ Matthew W. Long______________
Name: Matthew W. Long
Title: Vice President & Treasurer

CTS Electronics Manufacturing Solutions, Inc.

By  /s/ Richard G. Cutter______________
Name: Richard G. Cutter
Title: Vice President & Secretary

CTS Electronics Manufacturing Solutions (Santa Clara), Inc.

By  /s/ Richard G. Cutter______________
Name: Richard G. Cutter
Title: Vice President & Secretary

CTS Electronics Manufacturing Solutions (Moorpark), Inc.

By  /s/ Richard G. Cutter______________
Name: Richard G. Cutter
Title: Vice President & Secretary

“Lenders”

Harris N.A., in its individual capacity as a Lender, as L/C Issuer, and as Administrative Agent

By  /s/ Thad D. Rasche________________
Name: Thad D. Rasche
Title: Director

National City Bank of Indiana

By  /s/ Chris D. Thornton_______________
Name: Chris D. Thornton
Title: Vice President

The Northern Trust Company

By  /s/ Jared Hall_____________________
Name: Jared Hall
Title: Vice President

Comerica Bank

By  /s/ Catherine Meister Young________
Name: Catherine Meister Young
Title: Vice President

LaSalle Bank National Association

By  /s/ John K. Beardslee______________
Name: John K. Beardslee
Title: Senior Vice President